Birds Eye Holdings LLC
Consolidated Financial Statements and Financial Statement Schedule For the Fiscal Years Ended June 24, 2006 and June 25, 2005

INDEPENDENT AUDITORS' REPORT


Management Committee and Unitholders
Birds Eye Holdings LLC
Rochester, New York

We have audited the accompanying consolidated statements of financial position of Birds Eye Holdings LLC and subsidiaries (the "Company") as of June 24, 2006 and June 25, 2005, and the related consolidated statements of operations, accumulated deficit, and comprehensive income, cash flows, and changes in common members' equity for the fiscal years ended June 24, 2006 and June 25, 2005. Our audits also included the financial statement schedule appearing on page 41. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made my management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Birds Eye Holdings LLC and subsidiaries at June 24, 2006 and June 25, 2005, and the results of their operations and their cash flows for the fiscal years ended June 24, 2006 and June 25, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Rochester, New York
September 14, 2006

Birds Eye Holdings LLC
Consolidated Statements of Operations, Accumulated Deficit, and Comprehensive Income
(Dollars in Thousands)

                                                                         Fiscal Year Ended       Fiscal Year Ended
                                                                           June 24, 2006           June 25, 2005
                                                                         ------------------      ------------------
Net sales                                                                   $   927,797           $   858,669
Cost of sales                                                                  (746,949)             (677,706)
                                                                            ------------          -----------
Gross profit                                                                    180,848               180,963
Selling, administrative, and general expenses                                  (118,486)             (120,565)
Asset impairment charge                                                            (218)                 (994)
Restructuring                                                                    (4,492)               (1,940)
Other income, net                                                                    86                 3,288
                                                                            -----------           -----------
Operating income                                                                 57,738                60,752
Interest income on management promissory notes, net                                  54                    40
Interest expense                                                                (32,936)              (28,456)
                                                                            ------------          -----------
Pretax income from continuing operations                                         24,856                32,336
Tax provision                                                                    (9,835)              (12,139)
                                                                            ------------          -----------
Income from continuing operations                                                15,021                20,197
Discontinued operations, net of taxes                                              (281)               (1,552)
                                                                            ------------          ------------
Net income                                                                       14,740                18,645

Accretion of Preferred LLC unit issuance costs                                     (482)                 (463)
Dividends on Preferred LLC units                                                (33,479)              (28,862)

Accumulated (deficit)/earnings at beginning of period                            (2,370)                8,310
                                                                            ------------          -----------
Accumulated deficit at end of period                                        $   (21,591)          $    (2,370)
                                                                            ============          =============

Net income                                                                  $    14,740           $    18,645
Other comprehensive income/(loss):
   Minimum pension liability adjustment, net of taxes                               538                (3,021)
   Unrealized gain/(loss) on hedging activity, net of taxes                         335                  (106)
                                                                            -----------           -----------
Comprehensive income                                                        $    15,613           $    15,518
                                                                            ===========           ===========


The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statements of Financial Position
(Dollars in Thousands)


                                                                                    June 24, 2006        June 25, 2005
                                                                                    -------------        -------------
                                     ASSETS
Current assets:
   Cash and cash equivalents                                                      $      73,896         $      36,002
   Accounts receivable trade, net of allowances for doubtful accounts
     of $1,148 and $1,123, respectively                                                  61,932                60,208
   Accounts receivable, other                                                             5,730                 4,011
   Income taxes refundable                                                                    0                   269
   Inventories, net                                                                     187,484               196,287
   Current investment in CoBank                                                             331                   383
   Prepaid manufacturing expense                                                         12,758                12,108
   Prepaid expenses and other current assets                                             10,451                 9,696
   Held for sale assets                                                                     145                 5,497
   Current deferred tax asset                                                             3,118                 5,276
                                                                                  -------------         -------------
       Total current assets                                                             355,845               329,737
Investment in CoBank                                                                        132                   719
Property, plant, and equipment, net                                                     175,459               191,637
Goodwill                                                                                 47,409                45,101
Trademarks and other intangible assets, net                                             219,554               222,496
Interest receivable on management promissory notes, net                                     126                    96
Other assets                                                                              8,931                14,836
                                                                                  -------------         -------------
       Total assets                                                               $     807,456         $     804,622
                                                                                  =============         =============
                        LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
   Current portion of obligations under capital leases                            $         818         $         865
   Current portion of long-term debt                                                     11,304                 2,700
   Current portion of Termination Agreement
     with Pro-Fac Cooperative, Inc.                                                       9,668                 9,455
   Accounts payable                                                                      65,383                78,597
   Income taxes payable                                                                     292                     0
   Accrued interest                                                                       5,654                 2,144
   Accrued employee compensation                                                         12,589                 7,296
   Other accrued liabilities                                                             43,727                44,339
   Held for sale liabilities                                                                  0                 2,014
   Growers payable due to Pro-Fac Cooperative, Inc.                                       7,668                 8,395
                                                                                  -------------         -------------
       Total current liabilities                                                        157,103               155,805
Obligations under capital leases                                                          1,544                 2,373
Long-term debt                                                                          286,900               298,548
Long-term portion of Termination Agreement with Pro-Fac Cooperative, Inc.                     0                 8,836
Other non-current liabilities                                                            64,177                67,228
Non-current deferred tax liability                                                       22,185                12,353
                                                                                  -------------         -------------
       Total liabilities                                                                531,909               545,143
                                                                                  -------------         -------------
Preferred LLC units: 1,009 units issued and outstanding and 1,006 units
   issued and outstanding as of June 24, 2006 and June 25, 2005, respectively           242,454               208,093
                                                                                  -------------         -------------

Members' capital:
   Common members' equity                                                                68,468                68,413
   Accumulated deficit                                                                  (21,591)               (2,370)
   Accumulated other comprehensive income/(loss):
     Unrealized gain on hedging activity, net of taxes                                      446                   111
     Minimum pension liability, net of taxes                                            (14,230)              (14,768)
                                                                                  -------------         -------------
       Total members' capital                                                            33,093                51,386
                                                                                  -------------         -------------
       Total liabilities and members' capital                                     $     807,456         $     804,622
                                                                                  =============         =============


The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statements of Cash Flows
(Dollars in Thousands)


                                                                                 Fiscal Year Ended    Fiscal Year Ended
                                                                                   June 24, 2006        June 25, 2005
                                                                                 ------------------   -----------------
Cash Flows from Operating Activities:
   Net income                                                                     $      14,740         $      18,645
   Adjustments to reconcile net income to net cash provided by operating activities -
     Asset impairment charge within discontinued operations                                 454                 2,508
     Asset impairment charge within continuing operations                                   218                   994
     Restructuring charge                                                                 4,492                     0
     Restructuring payments                                                                (949)                    0
     Other income, net                                                                      (86)               (3,288)
     Cash receipts from fire claim                                                          213                     0
     Amortization of certain intangible assets                                            2,942                 3,098
     Depreciation                                                                        22,990                22,065
     Amortization of debt issue costs, amendment costs, and debt premiums                 6,726                 6,985
     Gain on derivative instruments                                                           0                     2
     Gain on sale of property, plant, and equipment                                         (93)                 (348)
     Transitional Service Agreement with Pro-Fac Cooperative, Inc.                            0                   (70)
     Provision for deferred taxes                                                         9,542                11,204
     Provision for losses on accounts receivable                                            435                   265
   Change in assets and liabilities:
     Accounts receivable                                                                 (3,091)                4,162
     Inventories and prepaid manufacturing expense                                        6,845               (12,533)
     Income taxes payable/refundable                                                        180                  (918)
     Accounts payable and other accrued liabilities                                      (7,411)                4,516
     Due from/to Pro-Fac Cooperative, Inc., net                                            (726)                  698
     Interest receivable on management promissory notes, net                                (30)                  (34)
     Other assets and liabilities, net                                                   (2,373)                5,214
                                                                                  -------------         -------------
Net cash provided by operating activities                                                55,018                63,165
                                                                                  -------------         -------------
Cash Flows from Investing Activities:
   Purchase of property, plant, and equipment                                            (8,764)              (16,524)
   Proceeds from disposals                                                                3,645                 2,155
   Cash receipts from fire claim                                                            487                     0
   Proceeds of note receivable to Pro-Fac Cooperative, Inc.                                   0                 1,000
   Acquisition of California & Washington Company                                             0               (74,290)
   Acquisition of Edwards Distributing                                                        0                  (410)
   Proceeds from investment in CoBank                                                       639                 1,477
                                                                                  -------------         -------------
Net cash used in investing activities                                                    (3,993)              (86,592)
                                                                                  -------------         -------------
Cash Flows from Financing Activities:
   Common unit-holders redemption                                                          (121)                  (16)
   Preferred and common unitholders investment                                              573                    71
   Payments on long-term debt                                                            (2,700)               (2,700)
   Payments on Termination Agreement with Pro-Fac Cooperative, Inc.                     (10,000)              (10,000)
   Payments on capital leases                                                              (883)                 (813)
                                                                                  -------------         -------------
Net cash used in financing activities                                                   (13,131)              (13,458)
                                                                                  -------------         -------------
Net change in cash and cash equivalents                                                  37,894               (36,885)
Cash and cash equivalents at beginning of period                                         36,002                72,887
                                                                                  -------------         -------------
Cash and cash equivalents at end of period                                        $      73,896         $      36,002
                                                                                  =============         =============

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
     Interest, net of amounts capitalized                                         $      22,591         $      20,210
                                                                                  =============         =============
     Income taxes paid, net                                                       $          80         $         893
                                                                                  =============         =============
Supplemental schedule of non-cash investing and financing activities:
     Capital lease obligations incurred                                           $          78         $         246
                                                                                  =============         =============
     Property, plant and equipment purchases included in accounts payable         $         587         $       1,750
                                                                                  =============         =============
     Equity redemptions included in other accrued liabilities                     $           0         $           5
                                                                                  =============         =============


The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Changes in Common Members' Equity
For the fiscal year ended June 24, 2006
(Dollars in Thousands)


                                           Units    Dollars    Units    Dollars      Units    Dollars    Units    Dollars
                                          Class A   Class A   Class B   Class B    Class C    Class C   Class D   Class D
                                          --------------------------------------------------------------------------------

June 25, 2005 Balance                      443,878   $37,500   321,429   $32,100     12,992     $1,294    13,330     $166

Quarter 1 Redemption                                                                 (1,236)      (124)   (2,155)     (27)

Quarter 1 Issuance                                                                    2,173        218       425        5

Quarter 2 Payment on Common Promissory
Notes

Quarter 2 Redemption
                                                                                     (1,109)      (111)   (1,338)     (17)

Quarter 2 Issuance                                                                    3,901        390     7,290       91

Quarter 4 Redemption                                                                   (406)       (41)     (232)      (2)

Quarter 4 Issuances                                                                                          553        7
                                          --------------------------------------------------------------------------------
June 24, 2006 Balance                      443,878   $37,500   321,429   $32,100     16,315     $1,626    17,873     $223
                                          ================================================================================


                                                                                           Total
                                                                APIC/       Common        common
                                           Units    Dollars    Issuance    promissory     members'
                                          Class E   Class E     costs        notes         equity
                                          --------------------------------------------------------

June 25, 2005 Balance                        2,790      $236    $(1,990)     $(893)     $68,413


Quarter 1 Redemption                                                           115          (36)

Quarter 1 Issuance                                                            (219)           4

Quarter 2 Payment on Common Promissory
Notes                                                                           52           52

Quarter 2 Redemption
                                                                                57          (71)

Quarter 2 Issuance                           1,184       100                  (471)         110

Quarter 4 Redemption                                                            32          (11)

Quarter 4 Issuances                                                                           7
                                          --------------------------------------------------------
June 24, 2006 Balance                        3,974      $336    $(1,990)   $(1,327)     $68,468
                                          ========================================================

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Changes in Common Members' Equity
For the fiscal year ended June 25, 2005
(Dollars in Thousands)




                                           Units    Dollars    Units    Dollars     Units   Dollars   Units    Dollars
                                          Class A   Class A   Class B   Class B   Class C   Class C  Class D   Class D
                                          -----------------------------------------------------------------------------

June 26, 2004 Balance                      443,878   $37,500   321,429   $32,100    12,647   $1,265    13,444      $168

July 19, 2004 Redemption                                                              (362)     (36)      (32)

September 27, 2004 Payment on Common
promissory notes

September 30, 2004 Issuance                                                            298       31        18

October 7, 2004 Payment on Common
promissory notes

October 18, 2004 Issuance                                                              402       40        40         1

October 19, 2004 Issuance                                                              103       10        23

October 20, 2004 Issuance                                                              206       20        46

November 2, 2004 Issuance                                                              505       50        63         1

December 31, 2004 Redemption                                                          (406)     (41)     (232)       (3)

May 31, 2005 Redemption                                                               (401)     (45)      (40)       (1)
                                          -----------------------------------------------------------------------------
June 25, 2005 Balance                      443,878   $37,500   321,429   $32,100    12,992   $1,294    13,330      $166
                                          =============================================================================


                                                                                            Total
                                                                  APIC/        Common       common
                                             Units    Dollars    Issuance    promissory    members'
                                            Class E   Class E     costs        notes        equity
                                           ---------------------------------------------------------
June 26, 2004 Balance                          2,790      $236   $(2,058)     $(848)     $68,363

July 19, 2004 Redemption                                                         30           (6)

September 27, 2004 Payment on Common
promissory notes                                                                  5            5

September 30, 2004 Issuance                                                     (25)           6

October 7, 2004 Payment on Common
promissory notes                                                                 38           38

October 18, 2004 Issuance                                             22        (55)           8

October 19, 2004 Issuance                                              6        (15)           1

October 20, 2004 Issuance                                             12        (28)           4

November 2, 2004 Issuance                                             28        (70)           9

December 31, 2004 Redemption                                                     36           (8)

May 31, 2005 Redemption                                                          39           (7)
                                           ---------------------------------------------------------
June 25, 2005 Balance                          2,790      $236   $(1,990)     $(893)     $68,413
                                           =========================================================


The accompanying notes are an integral part of these consolidated financial statements.

                             BIRDS EYE HOLDINGS LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Form of Organization and Nature of Business: Birds Eye Holdings LLC, formerly Agrilink Holdings LLC, a Delaware limited liability company (the "Company" or "Holdings LLC"), was formed on August 19, 2002, pursuant to the terms of a Unit Purchase Agreement dated as of June 20, 2002 (the "Unit Purchase Agreement"), by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Birds Eye Foods, Inc. ("Birds Eye Foods"), the Company's indirect wholly-owned subsidiary, and at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac, and Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Vestar/Agrilink Holdings"). Holdings LLC was formed for the purpose of acquiring and holding a 100 percent interest in Birds Eye Holdings Inc., formerly Agrilink Holdings Inc., a Delaware corporation ("Holdings Inc."). Holdings Inc. owns 100 percent of the issued and outstanding shares of Birds Eye Foods' capital stock. Holdings LLC's primary source of operating cash flow relates to its 100 percent indirect ownership of Birds Eye Foods. Birds Eye Foods is a producer and marketer of processed foods products. All of Birds Eye Foods' operating facilities are within the United States.

Basis of Presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Consolidation: The consolidated financial statements include the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances.

Fiscal Year: The fiscal year of Holdings LLC ends on the last Saturday in June. Fiscal 2006 and 2005 comprised 52 weeks.

New Accounting Pronouncements: In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." The Interpretation clarifies the way companies are to account for uncertainty in income tax reporting and filings and prescribes a consistent recognition threshold and measurement attribute for recognizing, derecognizing, and measuring the tax benefits of a tax position taken, or expected to be taken, on a tax return. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company and its subsidiaries are currently evaluating the effect that FASB Interpretation No. 48 will have on its consolidated financial statements.

In September 2005, the Financial Accounting Standards Board Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty." The EITF concluded that inventory purchases and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined and considered a single transaction subject to APB Opinion No. 29, "Accounting for Nonmonetary Transactions." The EITF provided indicators to be considered for purposes of determining whether such transactions are entered into in contemplation of each other. Guidance was also provided on the circumstances under which nonmonetary exchanges of inventory within the same line of business should be recognized at fair value. EITF No. 04-13 was effective for reporting periods beginning after March 15, 2006. The adoption of EITF No. 04-13 did not have a material effect on the Company and its subsidiaries' consolidated financial statements.

In June 2005, the FASB EITF reached a consensus on EITF Issue No. 05-6 "Determining the Amortization Period for Leasehold Improvements Purchased or Acquired after Lease Inception in a Business Combination." This EITF issue provides guidance on the amortization period for leasehold improvements acquired in a business combination and the amortization period of leasehold improvements that are placed in service significantly after and not contemplated at the beginning of the lease term. The guidance contained in EITF No. 05-6 was effective for periods beginning after June 29, 2005. The adoption of EITF No. 05-6 did not have a material effect on the Company and its subsidiaries' consolidated financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company and its subsidiaries do not anticipate that the adoption of SFAS No. 154 will have a material effect on the Company and its subsidiaries' consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29". SFAS No. 153 eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 was effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material effect on the Company and its subsidiaries' consolidated financial statements.

In December 2004, the FASB issued Staff Position No. 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." FSP 109-1 clarifies that the manufacturer's deduction provided for under the American Jobs Creation Act of 2004 should be accounted for as a special deduction in accordance with SFAS No. 109 and not as a tax rate reduction. The adoption of FSP No. 109-1 did not have a material effect on the Company and its subsidiaries' consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." SFAS No. 151 amends previous accounting guidance regarding allocation of fixed production costs to inventory and the recognition of overheads and other expenses. SFAS No. 151 was effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 did not have a material effect on the Company and its subsidiaries' consolidated financial statements.

In May 2004, the FASB issued Staff Position ("FSP") No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("Act") which requires measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost to reflect the effects of the Act. Detailed regulations necessary to implement the Act and determine "actuarial equivalency" were issued on January 21, 2005. The Company and its subsidiaries have evaluated these regulations and while the Company and its subsidiaries expect that it may be entitled to the federal subsidy for certain of its plans, it was determined that the administrative costs of obtaining the subsidy meet or exceed any potential subsidy benefit. Therefore, the amounts included in the financial statements related to the employer's postretirement benefit plans do not reflect the effects of the Act. See further disclosure at NOTE 11 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding pension and postretirement benefits.

Cash and Cash Equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less.

Trade Accounts Receivable: The Company and its subsidiaries account for trade receivables at outstanding billed amounts, net of allowances for doubtful accounts. The Company and its subsidiaries estimate the allowance for doubtful accounts as a percentage of receivables overdue. Also included in the allowance, in their entirety, are those accounts that have filed for bankruptcy, been sent to collections, and any other accounts management believes are not collectible based on historical information. The Company and its subsidiaries periodically review the accounts included in the allowance to determine those to be written off. Generally, after a period of one year, or through legal counsel's advice, accounts are written off. It is not the policy of the Company and its subsidiaries to accrue interest on past due accounts. The allowance for doubtful accounts of the Company and its subsidiaries was approximately $1.1 million at June 24, 2006 and June 25, 2005.

Inventories: Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. The Company and its subsidiaries provide inventory reserves for obsolete or slow moving inventory based on changes in consumer demand and other economic conditions. Reserves recorded at June 24, 2006 and June 25, 2005 were $6.4 million.

Investment in CoBank: The Company and its subsidiaries' investment in CoBank was required as a condition of previous borrowings of Birds Eye Foods, a wholly-owned subsidiary of the Company. These securities are not physically issued by CoBank, but rather Birds Eye Foods is notified as to their monetary value. The investment is carried at cost plus Birds Eye Foods' share of the undistributed earnings of CoBank (that portion of patronage refunds not distributed currently in cash).

Under the terms of previous borrowing arrangements of Birds Eye Foods, a wholly-owned subsidiary of the Company, the investment in CoBank will be liquidated over the next two years.

Prepaid Manufacturing Expense: The allocation of manufacturing overhead to finished goods produced is on the basis of a production period. Thus at the end of each period, certain costs incurred by seasonal plants, subsequent to the end of previous pack operations, are deferred and included in the accompanying balance sheet. Such costs are applied to inventory during the next production period and recognized as an element of cost of sales.

Property, Plant, and Equipment and Related Lease Arrangements: Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 1 to 40 years.

Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Assets subject to capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features. Amortization related to assets subject to capital leases is included within depreciation expense.

Held for sale assets are separately classified on the consolidated balance sheet. The recorded value represents estimated fair value less costs to sell. See NOTE 4 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding held for sale assets.

Goodwill: Goodwill includes the cost in excess of the fair value of net identifiable assets acquired in purchase transactions. Goodwill is not amortized, but instead tested annually for impairment. See NOTE 7 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding goodwill.

Other Intangible Assets: Other intangible assets include customer relationships, non-competition agreements, employment contracts, trademarks, and a trademark royalty agreement. Trademarks have been deemed to have an indefinite life and are, therefore, not amortized. Other intangible assets are amortized on a straight-line basis over 5 to 36 years. See NOTE 7 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding intangible assets.

Impairment of Long-Lived Assets Including Goodwill: The Company and its subsidiaries review its long-lived assets in accordance with SFAS No. 144 "Accounting for the Impairment of Long-Lived Assets," for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition, this indicates that a long-lived asset may be impaired. When an impairment is indicated, the estimated future cash flows are then discounted, or another appropriate fair value methodology is utilized, to determine the estimated fair value of the asset and an impairment charge, if any, is recorded for the difference between the carrying value and the fair value of the asset.

The determination of the fair value and any potential subsequent impairment of the Company and its subsidiaries' remaining long-lived assets require management to make estimates and assumptions that may affect its consolidated financial statements.

Carrying values of goodwill and intangible assets with indefinite lives (trademarks) are reviewed at least annually, for possible impairment in accordance with SFAS No. 142, "Accounting for Goodwill." The Company and its subsidiaries' impairment review is based on a discounted cash flow approach that requires judgment with respect to future volume, revenue and expense growth rates and the selection of the appropriate discount rate. The Company and its subsidiaries use estimates based on expected trends in making these assumptions. An impairment charge would be recorded for the difference between the carrying value and the net present value of estimated cash flows, which represents the estimated fair value of the asset. The Company and its subsidiaries use its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse, economic factors or competitive activities may signal that an asset has become impaired. See NOTES 4 and 7 to the "Notes to Consolidated Financial Statements" for additional disclosures.

Derivative Financial Instruments: The Company and its subsidiaries do not engage in speculative derivatives. Derivative financial instruments are utilized to hedge commodity price risk and are not held for trading purposes. See NOTE 8 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Company and its subsidiaries' hedging activities.

Promotional Activities: The Company and its subsidiaries' promotional activities are conducted either through the retail trade channel or directly with consumers and involve in-store displays; feature price discounts on products; consumer coupons; and similar activities. The costs of these activities are generally recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs therefore requires management's judgment regarding the volume of promotional offers that will be redeemed by either the retail trade channel or consumer. These estimates are made using various techniques including historical data on performance of similar promotional programs. The accrual for promotional activities at June 24, 2006 and June 25, 2005 was $14.4 million and $17.3 million, respectively.

Income Taxes: Although Holdings LLC as a stand-alone entity is a limited liability company and is not subject to federal or state tax, Holdings Inc. (a wholly-owned subsidiary of the Company) and its subsidiary, Birds Eye Foods, are both C Corporations which are subject to federal, state, and foreign taxation. Income taxes are provided on income for financial reporting purposes. Deferred income taxes resulting from temporary differences between financial reporting and tax reporting are appropriately classified in the statement of financial position. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. See NOTE 10 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding tax matters.

Casualty Insurance: The Company and its subsidiaries are primarily self-insured for workers compensation and automobile liability. The Company and its subsidiaries accrue for the estimated losses from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data. The accrual for casualty insurance at June 24, 2006 and June 25, 2005 was $8.3 million and $8.1 million, respectively.

Pension and Postretirement Benefits other than Pensions: The Company and its subsidiaries have several pension plans and participate in one union sponsored pension plan. In addition, the Company and its subsidiaries sponsor benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees of the Company and its subsidiaries. Charges to income with respect to plans sponsored by the Company and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts. See NOTE 11 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding pension and postretirement benefits.

Preferred Units: The preferred units are subject to mandatory redemption at the option of the preferred unitholders (i) upon the occurrence of an initial public offering of Birds Eye Holdings Inc.'s or Birds Eye Foods, Inc.'s capital stock,
(ii) at the time of a sale of the Company, or (iii) any time following August 19, 2010. In accordance with Securities and Exchange Commission Financial Reporting Release No. 211, amounts applicable to redeemable preferred stock, which include accumulated dividends payable at redemption, are presented in the financial statements as a separate item.

Revenue Recognition: The Company and its subsidiaries recognize revenue on shipments on the date the merchandise is received by the customer and title transfers. Product sales are reported net of applicable cash discounts, sales allowances and promotions.

Shipping and Handling Expense: Shipping and handling expenses are included as a component of cost of sales.

Advertising: Production costs of commercials and programming are charged to earnings in the year first aired. The costs of other advertising and marketing programs are expensed when incurred. Advertising expense incurred for the fiscal year 2006 and 2005 amounted to approximately $22.0 million and $23.9 million, respectively.

Research and Development: Research and development costs are expensed as incurred. The amount expensed on Company-sponsored and customer-sponsored activities relating to the development of new products or the improvement of existing products was $2.8 million in fiscal 2006 and $4.3 million in fiscal 2005.

Comprehensive Income: Under SFAS No. 130, "Reporting Comprehensive Income," the Company and its subsidiaries' are required to display comprehensive income and its components as part of the financial statements. Comprehensive income is comprised of net earnings and other comprehensive income/(loss), which includes certain changes in equity that are excluded from net income. The Company and its subsidiaries' include adjustments for minimum pension liabilities and unrealized gains and losses on hedging transactions in other comprehensive income. The income taxes related to the Company and its subsidiaries' minimum pension liabilities amounted to approximately a $0.1 million tax provision and a $1.6 million tax benefit for fiscal 2006 and 2005, respectively. The income taxes related to the Company and its subsidiaries' unrealized gains and losses on hedging transactions amounted to approximately a $0.2 million tax provision and a $0.1 million tax benefit in fiscal 2006 and 2005, respectively.

Disclosures About Fair Value of Financial Instruments: The following methods and assumptions were used by the Company and its subsidiaries in estimating its fair value disclosures for financial instruments:

     Cash and Cash Equivalents and Accounts Receivable: The carrying amount approximates fair value because of the short maturity of these instruments.

     Long-Term Investments: The carrying value of the investment in CoBank was $0.5 million at June 24, 2006. As there is no market price for this investment, a reasonable estimate of fair value is not possible.

     Long-Term Debt: The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. See NOTE 9 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding long-term debt.

NOTE 2. RELATED PARY TRANSACTIONS

In connection with the August 19, 2002 Transaction, Birds Eye Foods, Inc., a wholly-owned subsidiary of Holdings LLC, entered into several agreements effective as of the Closing Date, including the following:

(i) Termination Agreement. Pro-Fac and Birds Eye Foods entered into a letter agreement dated as of the Closing Date (the "Termination Agreement"), pursuant to which, among other things, the marketing and facilitation agreement between Pro-Fac and Birds Eye Foods (the "Old Marketing and Facilitation Agreement") which, until the Closing Date, governed the crop supply and purchase relationship between Birds Eye Foods and Pro-Fac, was terminated. In consideration of such termination, Birds Eye Foods agreed to pay Pro-Fac a termination fee of $10.0 million per year for five years, provided that certain ongoing conditions are met, including maintaining grower membership levels sufficient to generate certain minimum crop supply. The $10.0 million payment is payable in quarterly installments as follows: $4.0 million on each July 1, and $2.0 million each on October 1, January 1, and April 1 with the last payment due April 1, 2007. The liability for the Termination Agreement has been reflected at fair value utilizing a discount rate of 11 1/2 percent. The amount of the obligation under the Termination Agreement was $9.7 million as of June 24, 2006 and $18.3 million as of June 25, 2005.

(ii) Amended and Restated Marketing and Facilitation Agreement. Pro-Fac and Birds Eye Foods entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the "Amended and Restated Marketing and Facilitation Agreement"). The Amended and Restated Marketing and Facilitation Agreement replaces the Old Marketing and Facilitation Agreement. Birds Eye Foods pays Pro-Fac the commercial market value ("CMV") of the crops supplied in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market areas. The processes for determining CMV under the Amended and Restated Marketing and Facilitation Agreement are substantially the same as the processes used under the Old Marketing and Facilitation Agreement. Birds Eye Foods makes payments to Pro-Fac for an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac meet with Birds Eye Foods management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Birds Eye Foods. The CMV of crops supplied by Pro-Fac for the fiscal years ended June 24, 2006 and June 25, 2005 were $47.0 million and $46.7 million, respectively.

The Amended and Restated Marketing and Facilitation Agreement also provides that Birds Eye Foods will provide to Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. In addition, until August 19, 2007, Birds Eye Foods will provide Pro-Fac with services, if requested, related to the expansion of the market for the agricultural products of Pro-Fac members (at no cost to Pro-Fac other than reimbursement of Birds Eye Foods' incremental and out-of-pocket expenses related to providing such services as agreed to by Pro-Fac and Birds Eye Foods).

Under the Amended and Restated Marketing and Facilitation Agreement, Birds Eye Foods determines the amount of crops which Birds Eye Foods will acquire from Pro-Fac for each crop year. If the amount to be purchased by Birds Eye Foods during a particular crop year does not meet (i) a defined crop amount and (ii) a defined target percentage of Birds Eye Foods' needs for each particular crop, then certain shortfall payments will be made by Birds Eye Foods to Pro-Fac. The defined crop amounts and targeted percentages were set based upon the needs of Birds Eye Foods in the 2002 crop year (fiscal 2003). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop, that can be paid over the term of the Amended and Restated Marketing and Facilitation Agreement. The aggregate shortfall payment amounts for all crops covered under the agreement cannot exceed $10.0 million over the term of the agreement.

Unless terminated earlier, the Amended and Restated Marketing and Facilitation Agreement will continue in effect until August 19, 2012. Birds Eye Foods may terminate the Amended and Restated Marketing and Facilitation Agreement prior to August 19, 2012 upon the occurrence of certain events, including in connection with a change in control transaction affecting Birds Eye Foods or Birds Eye Holdings Inc., ("Holdings Inc."). Birds Eye Foods may terminate the Amended and Restated Marketing Agreement as a result of a change in control without the payment of any termination fee. Also, Birds Eye Foods may sell portions of its business and the volumes of crop purchases previously made by Birds Eye Foods with respect to the sold business are disregarded for purposes of determining shortfall payments.

The Company anticipates it will not satisfy the crop purchase obligations under the Amended and Restated Marketing and Facilitation Agreement for the 2007 and 2008 growing seasons, and will therefore be required to make shortfall payments in July 2008 and July 2009. See further discussion at NOTE 16 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Company's decision to exit the non-brand frozen business.

(iii) Transitional Services Agreement. Pro-Fac and Birds Eye Foods entered into a transitional services agreement (the "Transitional Services Agreement") dated as of the Closing Date, pursuant to which Birds Eye Foods provided Pro-Fac certain administrative and other services for a period of 24 months from the Closing Date. Birds Eye Foods generally provided such services at no charge to Pro-Fac, other than reimbursement of the incremental and out-of-pocket costs associated with performing those services for Pro-Fac. The value of the services provided to Pro-Fac was estimated at approximately $1.1 million. This obligation was reduced on a straight-line basis over the term of the agreement and as services were provided. The Transitional Services Agreement terminated on August 19, 2004.

(iv) Credit Agreement. Birds Eye Foods and Pro-Fac entered into a Credit Agreement, dated August 19, 2002 (the "Credit Agreement"), pursuant to which Birds Eye Foods agreed to make available to Pro-Fac loans in an aggregate principal amount of up to $5.0 million (the "Credit Facility"). The Credit Agreement expires on August 19, 2007 and permits Pro-Fac to draw down to $1.0 million per year under the Credit Facility, unless Birds Eye Foods is prohibited from making such advances under the terms of certain third party indebtedness of Birds Eye Foods. Pro-Fac borrows and repays periodically based on its cash flow requirements. The amount of the Credit Facility will be reduced, on a dollar-for-dollar basis, to the extent of certain distributions made by Holdings LLC to Pro-Fac in respect of its ownership in Holdings LLC. Pro-Fac has pledged all of its Class B common units in Holdings LLC as security for advances under the Credit Facility. The Credit Facility bears interest at the rate of 10 percent per annum. There were no amounts outstanding under this Credit Agreement as of June 24, 2006 and June 25, 2005.

Also in connection with the Transaction, Holdings LLC and Pro-Fac entered into a limited liability company agreement (the "Limited Liability Company Agreement") and a securityholders agreement (the "Securityholders Agreement") with Vestar and others, including management of Birds Eye Foods. See NOTE 12 to the "Notes to Consolidated Financial Statements" for more information regarding these agreements.

(v) Management Agreement. Birds Eye Foods, Holdings, Inc. and Vestar Capital Partners entered into a management agreement dated as of August 19, 2002 (the "Management Agreement") pursuant to which Vestar Capital Partners, an investment firm and affiliate of

Vestar Capital Partners IV, L.P., a Delaware limited partnership and the sole member of Vestar/Agrilink Holdings ("Vestar Capital Partners"), provides advisory and consulting services to Holdings Inc. and Birds Eye Foods. In consideration for such services, Holdings Inc. and Birds Eye Foods, jointly and severally, pay Vestar Capital Partners an annual management fee equal to the greater of $1.0 million or 0.7 percent of Birds Eye Foods' earnings, before interest, tax, depreciation and amortization. The management fee paid by Birds Eye Foods to Vestar Capital Partners was $1.0 million in fiscal 2006 and 2005.

The Management Agreement does not include investment banking or other financial advisory services in connection with acquisitions, divestitures, refinancings, or restructurings. In fiscal 2005, Birds Eye Foods paid $0.5 million to Vestar Capital Partners for services rendered in relation to Birds Eye Foods, Inc.'s acquisition of California and Washington Company.

NOTE 3. ACQUISITIONS

On September 23, 2004, Birds Eye Foods acquired the California & Washington Company ("C&W"), a San Francisco-based marketer of frozen vegetables and fruits, by acquiring all of the outstanding common stock of C&W (the "Acquisition") for an aggregate purchase price of approximately $74.3 million, including direct costs.

C&W is the premier marketer of branded frozen vegetables and fruits in the Western United States, with the number one branded market share positions in California, the Pacific Northwest, and Arizona. The Company and its subsidiaries believe the Acquisition has strengthened its competitive position by expanding its presence in the Western United States.

The Acquisition was accounted for under the purchase method of accounting and in accordance with SFAS No. 141, "Business Combinations". Under purchase accounting, the Company and its subsidiaries allocated the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed. Each were recorded at their respective fair values. The final allocation of purchase price is presented below and is based on management's estimates of fair value derived from independent valuations and other studies which provided the basis for such estimates. The goodwill associated with this transaction is deductible for tax purposes.

In accordance with generally accepted accounting principles, the excess of cost of C&W over the fair value of the identifiable assets and liabilities of C&W as of the final allocation of purchase price was approximately $9.8 million. See
NOTE 7 to the "Notes to Consolidated Financial Statements" for further discussion of goodwill and intangible assets. The allocation was as follows:




(Dollars in Thousands)
                                         Amount
                                      -----------
Accounts receivable                   $    3,437
Inventories                                3,336
Prepaid expenses and
   other current assets                       52
Property, plant and equipment                 22
Goodwill                                   9,750
Trademarks and other intangibles          61,070
Accounts payable                          (1,696)
Accrued employee compensation               (276)
Other accrued liabilities                 (1,405)
                                      ----------
     Total allocation                 $   74,290
                                      ==========

The results of operations of C&W subsequent to the Acquisition are included in the Company and its subsidiaries' Consolidated Statements of Operations, Accumulated Deficit and Comprehensive Income. The following unaudited pro forma financial information presents a summary of consolidated results of operations of the Company and its subsidiaries as if the Acquisition had occurred at the beginning of the periods presented:

(Dollars in Thousands)
                                              Fiscal Year Ended
                                                   June 25,
                                                     2005
                                                     ----
Net sales                                         $ 865,227
Income from continuing operations                    19,964
Net income                                           18,412

These unaudited pro forma results have been prepared for comparative purposes only and primarily include adjustments for interest expense, taxes and amortization. These results do not purport to be indicative of the results of operations which actually would have resulted had the Acquisition occurred at the beginning of the 2005 fiscal year, or of the future operations of the Company and its subsidiaries.

In June 2005, Birds Eye Foods acquired Edwards Distributing, Inc., a distributor of snack food products for $0.4 million. This acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations."

NOTE 4. DISCONTINUED OPERATIONS AND HELD FOR SALE ASSETS AND LIABILITIES

Discontinued Operations: On August 23, 2005, Birds Eye Foods entered into and completed the transactions under a Stock Purchase Agreement (the "Sale Agreement") with Congelados Don Jose S.P.R. de R.L. ("CDJ") pursuant to which CDJ acquired a manufacturing facility in Celaya, Mexico utilized by Birds Eye Foods for the production of various frozen vegetables. The transactions included the sale of the stock of Birds Eye de Mexico, S.A. de C.V. ("BEMSA"), a wholly owned subsidiary of Birds Eye Foods and BEMSA Holding, Inc., and all of the equipment of Birds Eye Foods located at the BEMSA facility in Celaya, Mexico. The transactions did not impact products carrying the Birds Eye brand name or any other brand names of the Company.

As of June 25, 2005, the Company and its subsidiaries' had committed to a plan to sell its BEMSA subsidiary and all of the operating assets located at the Celaya, Mexico plant. In connection with this plan, the Company and its subsidiaries' designated BEMSA and all of the equipment located at the Celaya, Mexico plant as held-for-sale assets and adjusted the carrying value to fair value less the estimated costs to sell, which resulted in an impairment charge of approximately $1.6 million (after-tax) in the fourth quarter of fiscal 2005. In addition, the assumed liabilities were classified as liabilities held for sale as of June 25, 2005. The final accounting for the sale as of the closing date resulted in an additional $0.3 million charge (net of taxes of $0.2 million) in the first quarter of fiscal 2006 and is included as a component of discontinued operations in the Consolidated Statements of Operations, Accumulated Deficit, and Comprehensive Income for the year ended June 24, 2006.

The businesses described above are presented as discontinued operations and their operations are, therefore, excluded from continuing operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

The operating results of those businesses classified as discontinued operations in the Consolidated Statement of Operations, Accumulated Deficit, and Comprehensive Income are summarized as follows:


(Dollars in Thousands)                                  Fiscal Years Ended
                                                 --------------------------------
                                                  June 24,             June 25,
                                                    2006                 2005
                                                    ----                 ----
Net sales                                         $       0            $       0
                                                  =========            =========
Income before income taxes                        $       0            $       0
Asset impairment charge                                (454)              (2,508)
Income tax benefit                                      173                  956
                                                  ---------            ---------
Discontinued operations, net of taxes             $    (281)           $  (1,552)
                                                  =========            ==========

Held for Sale Assets and Liabilities: Having met the criteria outlined in SFAS No. 144, certain property in Barker, New York and Red Creek, New York were classified as a held for sale asset on the Company's Consolidated Balance Sheet as of June 24, 2006.

As of June 25, 2005 the Company and its subsidiaries' designated BEMSA and all of the equipment located at the Celaya, Mexico plant as held for sale assets and the assumed liabilities were classified as held for sale liabilities. In addition, having met the criteria outlined in SFAS No. 144, certain idle property in Sodus, Michigan was classified as a held for sale asset on the Company's Consolidated Balance Sheet as of June 25, 2005. The sale of this property for $0.1 million was completed in January 2006. No gain or loss was recognized on the sale.

The major classes of assets included in the Consolidated Statements of Financial Position as held for sale assets at estimated fair value less costs to sell and held for sale liabilities are as follows:


(Dollars in Thousands)
                                                         June 24,               June 25,
                                                           2006                   2005
                                                       ----------             -----------
   Held for sale assets:
   Accounts receivable trade                             $      0               $    379
   Accounts receivable, other                                   0                      4
   Inventories                                                  0                    369
   Prepaid expenses and other current assets                    0                    670
   Property, plant and equipment, net                         145                  4,034
   Other assets                                                 0                     41
                                                        ---------               --------
      Total assets held for sale                        $     145               $  5,497
                                                        =========               ========

   Held for sale liabilities:
   Accounts payable                                     $       0               $   (744)
   Income taxes payable                                         0                   (308)
   Accrued employee compensation                                0                   (716)
   Other accrued liabilities                                    0                   (246)
                                                        ---------               ---------
      Total held for sale liabilities                   $       0               $ (2,014)
                                                        =========               =========

During fiscal 2005, the Company and its subsidiaries sold the following facilities which had previously been recorded as held for sale as a result of downsizing efforts: (a) On June 9, 2005, the Company sold its facility located in Cincinnati, Ohio for $0.4 million and recognized a gain on disposal of $0.1 million; (b) On April 29, 2005, the Company sold property located in Enumclaw, Washington for $1.2 million and recognized an insignificant loss on disposal;
(c) On January 25, 2005, the Company sold its facility located in Barker, New York for $0.4 million and recognized a gain on disposal of $0.2 million; and (d) On August 27, 2004, the Company sold its facility located in Alton, New York for $0.1 million and recognized an insignificant gain on disposal.

Asset Impairment Charge: In the fourth quarter of fiscal 2006, the Company and its subsidiaries' determined that the current real estate market conditions in the Red Creek, New York area had resulted in the impairment of its idle property in Red Creek. In accordance with SFAS No. 144, the Company and its subsidiaries' recorded an impairment charge of $0.2 million to write-down the carrying value of the Red Creek facility to fair value less costs to sell. The Company and its subsidiaries' expect to dispose of the Red Creek facility in the first quarter of fiscal 2007.

In the third quarter of fiscal 2005, the Company and its subsidiaries' determined that current real estate market conditions in the Green Bay, Wisconsin area had resulted in the impairment of its closed Green Bay manufacturing facility. In accordance with SFAS No. 144, the Company and its subsidiaries' recorded an impairment charge of approximately $1.0 million within operating income to write-down the carrying value of the Green Bay manufacturing facility to fair value less costs to sell.

NOTE 5. INVENTORIES

The major classes of inventories, net of inventory obsolescence reserves of $6.4 million, as of June 24, 2006 and June 25, 2005, respectively, are as follows:

(Dollars in Thousands)
                                                         June 24,               June 25,
                                                           2006                   2005
                                                       ----------             -----------
Finished goods                                         $  167,123             $  175,432
Raw materials and supplies                                 20,361                 20,855
                                                       -----------            ----------
     Total inventories                                 $  187,484             $  196,287
                                                       ===========            ==========

NOTE 6. PROPERTY, PLANT AND EQUIPMENT AND RELATED OBLIGATIONS

The following is a summary of property, plant and equipment and related obligations at June 24, 2006 and June 25, 2005:

(Dollars in Thousands)
                                                      June 24,                                       June 25,
                                                        2006                                           2005
                                       ---------------------------------------      -------------------------------------------
                                         Owned         Leased                         Owned           Leased
                                         Assets        Assets           Total         Assets          Assets            Total
                                       -----------   -----------     -----------    -----------     -----------      -----------
Land                                   $   12,648    $       0       $  12,648      $   12,917      $       0        $   12,917
Land improvements                           4,437            0           4,437           4,389              0             4,389
Buildings                                  62,647            0          62,647          62,216              0            62,216
Machinery and equipment                   166,782        4,471         171,253         157,954          4,749           162,703
Construction in progress                    2,661            0           2,661           6,238              0             6,238
                                       ----------    ---------       ---------      ----------      ---------        ----------
                                          249,175        4,471         253,646         243,714          4,749           248,463
Less accumulated depreciation
   and amortization                       (76,116)      (2,071)        (78,187)        (55,468)        (1,358)          (56,826)
                                       -----------   ----------      ----------     ----------      ---------        ----------
Net                                    $  173,059    $   2,400       $ 175,459      $  188,246      $   3,391        $  191,637
                                       ==========    =========       =========      ==========      =========        ==========

Obligations under capital leases                     $   2,362                                      $   3,238
Less current portion                                      (818)                                          (865)
                                                     ----------                                     ---------
Long-term portion                                    $   1,544                                      $   2,373
                                                     =========                                      =========

Interest capitalized in conjunction with construction amounted to approximately $0.1 million and $0.2 million in fiscal 2006 and 2005, respectively.

The following is a schedule of future minimum lease payments primarily for warehouse, production and office facilities and equipment, together with the present value of the minimum lease payments related to capitalized leases, both as of June 24, 2006.

(Dollars in Thousands)
                  Fiscal Year Ending Last                         Capital          Operating      Total Future
                     Saturday in June                             Leases             Leases       Commitment
                  ------------------------                        -------          ----------     ----------
                         2007                                     $   897          $  10,158       $  11,055
                         2008                                         782              9,141           9,923
                         2009                                         746              7,008           7,754
                         2010                                          72              6,492           6,564
                         2011                                           3              6,243           6,246
                     Later years                                        0              5,202           5,202
                                                                  -------          ---------       ---------
                  Net minimum lease payments                        2,500          $  44,244       $  46,744
                                                                                   =========       =========
                  Less amount representing interest                  (138)
                                                                  --------
                  Present value of minimum lease payments         $ 2,362
                                                                  =======

Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $12.0 million and $10.3 million for fiscal years 2006 and 2005, respectively.

NOTE 7. ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

Goodwill: Holdings LLC follows SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when its implied fair value is less than its carrying amount.

During the quarter ended June 24, 2006 and the quarter ended June 25, 2005, the Company and its subsidiaries performed an annual impairment test as required by SFAS No. 142. The fair value of the Company and its subsidiaries' reporting units was determined and was compared to their carrying value, indicating that no impairment exists.

As part of an ongoing IRS examination during the third quarter of fiscal 2006, the Company and its subsidiaries' received a non-binding proposed audit adjustment regarding the tax treatment of certain transaction fees incurred in conjunction with the August 19, 2002 change in control of the Company. In accordance with SFAS No. 109 "Accounting for Income Taxes," management may change its best estimate of the tax basis of acquired assets and liabilities at or before settlement with a tax authority. Accordingly, during the third quarter of fiscal

2006 the Company and its subsidiaries' increased its deferred tax liability by $2.3 million to reflect the revised tax basis for the amount of the proposed settlement, and increased goodwill attributable to the August 19, 2002 change in control transaction. The IRS examination was finalized in July of fiscal 2007 at the proposed settlement amount.

A summary of changes in the Company and its subsidiaries' goodwill during fiscal 2006 by business segment is outlined as follows:

(Dollars in Thousands)

                             June 25,                             June 24,
                               2005          Adjustments (1)        2006
                               ----          -----------            ----
Brand frozen                 $  36,254          $2,028            $ 38,282
Brand dry                        8,847             280               9,127
                             ---------          ------            --------
Total                        $  45,101          $2,308            $ 47,409
                             =========          ======            ========

(1) Represents adjustments related to purchase accounting adjustment identified by an IRS examination of the August 19, 2002 change in control of the Company.

A summary of changes in the Company and its subsidiaries' goodwill during fiscal 2005 by business segment is outlined as follows:

 (Dollars in Thousands)
                                                                                 Acquisition of
                             June 26,                            Acquisition         Edwards         June 25,
                               2004          Adjustments(1)       of C&W(2)    Distributing, Inc.(3)   2005
                               ----          -----------          ---------  -----------------------   ----
Brand frozen                 $  26,736          $ (232)           $  9,750            $  0          $  36,254
Brand dry                        8,850             (19)                  0              16              8,847
                             ---------          ------            --------            ----          ---------
Total                        $  35,586          $ (251)           $  9,750            $ 16          $  45,101
                             =========          =======           ========            ====          =========

(1) Represents adjustments related to a reduction in contractual penalties and severance to reflect changes in estimates.

(2) Represents the amount of goodwill as a result of the allocation of purchase price from the acquisition of C&W. See NOTE 3 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the C&W acquisition.

(3) Represents the amount of goodwill as a result of the allocation of purchase price from the acquisition of Edwards Distributing, Inc.

Intangible Assets: As outlined in SFAS No. 142, certain intangibles with a finite life are required to be amortized. These intangibles are being amortized on a straight-line basis over their estimated lives of 5 to 36 years. SFAS No. 142 also requires that intangible assets with indefinite lives not be amortized, however, are required to be tested annually for impairment. During the quarters ended June 24, 2006 and June 25, 2005, the Company and its subsidiaries performed an asset impairment test and concluded that the fair value of such assets exceeded their carrying value.

The following schedule sets forth the major classes of intangible assets held by the Company and its subsidiaries:

(Dollars in Thousands)

                                                      June 24,                             June 25,
                                                        2006                                 2005
                                           -----------------------------         ----------------------------
                                            Gross                                 Gross
                                           Carrying        Accumulated           Carrying       Accumulated
                                            Amount         Amortization           Amount        Amortization
                                            ------         ------------           ------        ------------
Amortized intangible assets:
   Customer Relationships                  $   36,100        $   (4,808)         $  36,100        $   (3,135)
   License Agreement                           10,406            (2,906)            10,406            (2,156)
   Other                                        2,921            (1,659)             2,921            (1,140)
                                           ----------        ----------          ---------        ----------
     Total                                 $   49,427        $   (9,373)         $  49,427        $   (6,431)
                                           ----------        ----------          ---------        ----------

Unamortized intangible assets:
   Trademarks                                 179,500                              179,500
                                           ----------                            ---------
     Total                                 $  228,927                            $ 228,927
                                           ==========                            =========

The aggregate amortization expense associated with intangible assets was approximately $2.9 million for fiscal 2006 and $3.1 million for fiscal 2005. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)

Fiscal Year Ending Last Saturday in June
----------------------------------------
2007                       $2,815
2008                       $2,803
2009                       $2,803
2010                       $2,533
2011                       $2,423

NOTE 8. ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires the recognition of all derivative financial instruments as either assets or liabilities in the balance sheet and measurement of those instruments at fair value. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flow of the asset or liability hedged. Under the provisions of SFAS No. 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge.

Birds Eye Foods, as a result of its operating and financing activities, is exposed to changes in certain commodity prices which may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, Birds Eye Foods has entered into derivative contracts.

Commodity Prices: Birds Eye Foods is exposed to commodity price risk related to forecasted purchases of corrugated (unbleached kraftliner) in its manufacturing process. To mitigate this risk, Birds Eye Foods entered into a swap agreement on December 12, 2005, which matures June 30, 2007. The swap is designated as a cash flow hedge of Birds Eye Foods' forecasted corrugated purchases. At June 24, 2006, Birds Eye Foods had open swaps hedging approximately 40 percent of Birds Eye Foods' annual usage. The fair value of the agreements is an after-tax gain of approximately $0.4 recorded in accumulated other comprehensive income in members' capital.

To further mitigate this risk, Birds Eye Foods entered into another swap agreement on February 17, 2006 which matures on June 30, 2007. The swap agreement is designated as a cash flow hedge of Birds Eye Foods' forecasted corrugated purchases. The swap hedges approximately 40 percent of Birds Eye Foods annual usage. The fair value of the agreement is an after-tax gain of approximately $47,000 recorded in accumulated other comprehensive income in members' capital.

NOTE 9. DEBT

The following is a summary of long-term debt outstanding:

(Dollars in Thousands)
                                                            June 24,            June 25,
                                                              2006                2005
                                                           ----------         ----------
Term Loan Facility                                         $  247,459         $  250,159
Senior Subordinated Notes                                      50,745             51,089
                                                           ----------         ----------
Total debt                                                    298,204            301,248
Less current portion                                          (11,304)            (2,700)
                                                           -----------        ----------
Total long-term debt                                       $  286,900         $  298,548
                                                           ==========         ==========

Bank Debt: Birds Eye Holdings Inc., a wholly-owned subsidiary of Birds Eye Holdings LLC, and certain of its subsidiaries has a senior secured credit facility (the "Senior Credit Facility") in the amount of $470.0 million with a syndicate of banks and other lenders arranged and managed by JPMorgan Chase Bank, as administrative agent. The Senior Credit Facility is comprised of (i) a $200.0 million senior secured revolving credit facility (the "Revolving Credit Facility") and (ii) a $270.0 million senior secured B term loan (the "Term Loan Facility"). The Revolving Credit Facility matures in August 2007 and allows up to $40.0 million to be available in the form of letters of credit. As of June 24, 2006, (i) there were no cash borrowings outstanding under the Revolving Credit Facility, (ii) there were $23.7 million in letters of credit outstanding, and therefore (iii) availability under the Revolving Credit Facility was $176.3 million.

The Senior Credit Facility bears interest at Birds Eye Foods' option, at a base rate or LIBOR plus, in each case, an applicable percentage. The appropriate applicable percentage corresponds to Birds Eye Foods' Consolidated Leverage Ratio, as defined by the senior credit agreement (the "Senior Credit Agreement"), and is adjusted quarterly based on the calculation of the Consolidated Leverage Ratio. As of June 24, 2006, the Senior Credit Facility bears interest in the case of base rate loans at the Base Rate, as defined in the Senior Credit Agreement, plus (i) 1.25 percent for loans under the Revolving Credit Facility, and (ii) 1.75 percent for loans under the Term Loan Facility or in the case of LIBOR loans at LIBOR plus (i) 2.25 percent for loans under the Revolving Credit Facility and (ii) 2.75 percent for loans under the Term Loan Facility. As of June 24, 2006, the interest rate under the Term Loan Facility was approximately 7.75 percent. The unused commitment fee is 0.375 percent on the daily average unused commitment under the Revolving Credit Facility and also varies based on Birds Eye Foods' Consolidated Leverage Ratio.

The Term Loan Facility requires payments in quarterly installments in the amount of $675,000 until September 30, 2007. Beginning December 31, 2007, the quarterly payments are approximately $64.1 million. The Term Loan Facility matures in August 2008 upon which the balance will be due. The Term Loan Facility is also subject to mandatory prepayments under various scenarios as defined in the Senior Credit Agreement. Provisions of the Senior Credit Agreement require that annual payments, within 105 days after the end of each fiscal year, in the amount of "excess cash flow," as defined in the Senior Credit Agreement, be utilized to prepay the Term Loan Facility at an applicable percentage that corresponds to Birds Eye Foods' Consolidated Leverage Ratio. The excess cash flow payment is based in part on Birds Eye Foods' operating income during the year less capital expenditures and cash interest. The amount of "excess cash flow" at June 24, 2006 is estimated to be $8.6 million. This amount is required to be paid on or before October 6, 2006. As of June 25, 2005, there was no excess cash flow to be paid under the Term Loan facility.

The Senior Credit Facility contains customary covenants and restrictions on Birds Eye Foods' activities, including but not limited to: (i) limitations on the incurrence of indebtedness; (ii) limitations on sale-leaseback transactions, liens, investments, loans, advances, guarantees, acquisitions, asset sales, and certain hedging agreements; and (iii) limitations on transactions with affiliates and other distributions. The Senior Credit Facility also contains financial covenants requiring Birds Eye Foods to maintain a maximum average total debt to earnings before interest, taxes, depreciation, and amortization ("EBITDA") ratio ("Consolidated Leverage Ratio"), and a minimum EBITDA to interest expense ratio ("Interest Coverage Ratio"). As of June 24, 2006, Birds Eye Foods was in compliance with all covenants, restrictions, and requirements under the terms of the Senior Credit Facility.

Birds Eye Foods' obligations under the Senior Credit Facility are collateralized by a first priority lien on: (i) substantially all existing or after-acquired assets, tangible or intangible, (ii) the capital stock of Birds Eye Foods and its domestic subsidiaries, and (iii) 65% of the voting capital stock and 100% of the non-voting capital stock in certain foreign subsidiaries. Birds Eye Foods' obligations under the Senior Credit Facility are guaranteed by Holdings Inc., a wholly-owned subsidiary of Holdings LLC, and certain of its subsidiaries. See
NOTE 14 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding guarantees and indemnifications.

Effective May 27, 2005, Birds Eye Foods negotiated an amendment to its Senior Credit Facility, which among other things, eliminates the Consolidated Senior Leverage Ratio financial covenant and permits the use of revolving loans under the Revolving Credit Agreement to finance acquisitions if, after giving effect to the acquisition(s), the pro forma Consolidated Senior Leverage Ratio is less than or equal to 3.5 to 1.0.

During fiscal 2004, Birds Eye Foods negotiated an amendment to its Senior Credit Facility. The amendment provided Birds Eye Foods with the ability to repay $150.0 million of its Senior Subordinated Notes which occurred in November 2003. See "Senior Subordinated Notes - 11 7/8 Percent (due 2008)" below. In addition, provided the satisfaction of certain conditions, the amendment permits repayment of the balance of the Senior Subordinated Notes prior to maturity.

Senior Subordinated Notes - 11 7/8 Percent (due 2008): In fiscal 1999, Birds Eye Foods issued Senior Subordinated Notes (the "Notes") for $200.0 million aggregate principal amount due November 1, 2008.

As of June 24, 2006 and June 25, 2005, Birds Eye Foods had $50.0 million aggregate principal outstanding of its $200.00 million 11 7/8 percent Senior Subordinated Notes, due 2008. On November 24, 2003, Birds Eye Foods repaid $150.0 million of these Notes. In conjunction with this repayment, a pre-tax loss on early extinguishment of debt of $4.0 million was recorded. This amount reflects the payment of an $8.9 million call premium and other transaction expenses less the related unamortized premium of $4.9 million recorded in conjunction with the August 19, 2002 Transaction. The remaining premium of $0.7 million at June 24, 2006 is being amortized against interest expense over the remaining life of the outstanding Notes.

Interest on the Notes accrues at the rate of 11 7/8 percent per annum and is payable semiannually in arrears on May 1 and November 1.

The Notes represent general unsecured obligations of Birds Eye Foods, subordinated in right of payment to certain other debt obligations of Birds Eye Foods (including Birds Eye Foods' obligations under the Senior Credit Facility). Birds Eye Foods' obligations under the

Notes are guaranteed by Kennedy Endeavors, Incorporated and Linden Oaks Corporation (wholly-owned subsidiaries of Birds Eye Foods) and by Pro-Fac. See
NOTE 14 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding guarantees and indemnifications.

The Notes contain customary covenants and restrictions on Birds Eye Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens; (ii) limitations on consolidations, mergers, sales of assets, transactions with affiliates; and
(iii) limitations on dividends and other distributions. Additionally, in order to facilitate the August 19, 2002 Transaction, Birds Eye Foods sought and obtained the consent of the holders of the Notes to amend or waive certain provisions in the indenture governing the Notes. Birds Eye Foods is in compliance with all covenants, restrictions, and requirements under the Notes.

Revolving Credit Facility: Borrowings under the short-term Revolving Credit Facility were as follows:


         (Dollars in Thousands)                                             Fiscal Years Ended
                                                           -----------------------------------------
                                                              June 24,                  June 25,
                                                                2006                      2005
                                                           --------------            ------------

         Balance at fiscal year end                          $        0                $        0
         Rate at fiscal year end                                   0.0%                      0.0%
         Maximum outstanding during the period               $   49,100                $   82,100
         Average amount outstanding during the period        $   20,100                $   30,523
         Weighted average interest rate during the period          6.1%                       4.2%

There were $23.7 million and $24.0 million in letters of credit outstanding under the Revolving Credit Facility as of June 24, 2006 and June 25, 2005, respectively.

Fair Value: The estimated fair value of long-term debt outstanding, including the current portion, was approximately $298.5 million and $301.8 million at June 24, 2006 and June 25, 2005, respectively. The fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to Birds Eye Foods for debt with similar maturities.

The following table summarizes Birds Eye Foods' future payments due on long-term debt as of June 24, 2006:

(Dollars in Millions)

       Fiscal Year Ending Last                                       Senior Subordinated
         Saturday in June                   Term Loan Facility      Notes - 11 7/8 Percent           Total
         ----------------                   ------------------      ----------------------       -------------
                2007                             $  11.3               $       0.0                   $ 11.3
                2008                               129.6                       0.0                    129.6
                2009                               106.6                      50.0                    156.6
                2010                                 0.0                       0.0                      0.0
                2011                                 0.0                       0.0                      0.0
                Thereafter                           0.0                       0.0                      0.0
                                                 -------                    ------               -----------
                Total                            $ 247.5                    $ 50.0               $    297.5
                                                 =======                    ======               ===========

NOTE 10. TAXES ON INCOME

Although Holdings LLC as a stand-alone entity is a limited liability company and is not subject to federal or state tax, Holdings Inc. (a wholly-owned subsidiary of the Company) and its subsidiary, Birds Eye Foods, are both C Corporations which are subject to federal, state, and foreign taxation.

The tax provision on pretax income from continuing operations includes the following:

(Dollars in Thousands)
                                                         Fiscal Years Ended
                                                    ----------------------------
                                                       June 24,        June 25,
                                                        2006            2005
                                                        ----            ----
   Federal -
     Current                                        $     (839)       $     (370)
     Deferred                                           (8,525)           (8,473)
                                                    -----------       ----------
                                                        (9,364)           (8,843)
                                                    -----------       ----------
   State and foreign -
     Current                                               (82)              (32)
     Deferred                                             (389)           (3,264)
                                                    -----------       ----------
                                                          (471)           (3,296)
                                                    -----------       ----------
                                                    $   (9,835)       $  (12,139)
                                                    ===========       ==========

A reconciliation of the effective tax rate to the amount computed by applying the federal income tax rate to pretax income from continuing operations is as follows:

                                                         Fiscal Years Ended
                                                    ----------------------------
                                                       June 24,        June 25,
                                                        2006            2005
                                                        ----            ----
Statutory federal rate                                    35.0%        35.0%
State and foreign income taxes, net
    of federal income tax benefit                          3.0%         6.7%
Meals and entertainment                                    0.8%         0.5%
Adjustment of tax reserves                                (0.4)%       (2.7)%
Change in valuation allowance                              1.0%          1.0%
Other, net                                                 0.3%         (2.9)%
                                                        -------       ------
   Effective Tax Rate                                     39.7%         37.6%
                                                        =======       ======

In fiscal 2004, the Company and its subsidiaries incurred a net state and foreign tax benefit that resulted from the generation of state and foreign net operating losses and state tax credits. A valuation allowance was established for these net operating losses and tax credits as the Company and its subsidiaries cannot assure that realization of the tax benefits are more likely than not to occur. In addition, in fiscal 2006 and 2005, the Company and its subsidiaries decreased its contingency tax reserve resulting from the favorable resolution of uncertainties that existed in prior years. The contingency tax reserve at June 24, 2006 is immaterial.

Deferred tax (liabilities)/assets consist of the following:

(Dollars in Thousands)

                                                                         June 24,              June 25,
                                                                           2006                  2005
                                                                       ------------          -----------
Liabilities -
   Depreciation                                                         $  (30,871)           $  (32,175)
   Goodwill and other intangible assets                                    (36,364)              (31,464)
   Prepaid manufacturing expense                                            (4,925)               (4,613)
   Debt issue costs                                                           (402)                    0
                                                                        -----------           ----------
     Total deferred tax liabilities                                        (72,562)              (68,252)
                                                                        -----------           ----------
Assets -
   Inventories                                                               2,739                 4,293
   Credits and operating loss carryforwards                                 33,678                35,012
   Insurance accruals                                                        3,417                 3,811
   Pension/OPEB accruals                                                    24,005                24,593
   Termination Agreement with Pro-Fac Cooperative, Inc.                      3,732                 6,969
   Other                                                                     5,378                 5,706
                                                                        ----------            ----------
     Total deferred tax assets                                              72,949                80,384
                                                                        ----------            ----------
   Net deferred tax assets                                                     387                12,132
   Valuation allowance                                                     (19,454)              (19,209)
                                                                        -----------           ----------
     Total                                                              $  (19,067)           $   (7,077)
                                                                        ===========           ===========

The net deferred tax asset/(liability) is reflected on the Company's accompanying Statements of Financial Position are as follows:

 (Dollars in Thousands)
                                                                         June 24,              June 25,
                                                                           2006                  2005
                                                                       ------------          -----------
   Current deferred tax asset                                           $    3,118             $   5,276
   Non-current deferred tax liability                                      (22,185)              (12,353)
                                                                        -----------            ---------
     Total deferred taxes                                               $  (19,067)            $  (7,077)
                                                                        ===========            ==========

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryforward period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible.

As of June 24, 2006, Birds Eye Foods and its subsidiaries maintained a valuation allowance in the amount of $19.5 million. The valuation allowance was established for foreign and state net operating losses and state tax credits. As Birds Eye Foods and its subsidiaries cannot assure that realization of the net operating losses and credits is more likely than not to occur, a valuation allowance has been established.

As of June 24, 2006, Birds Eye Foods and its subsidiaries have a federal net operating loss carryforward of $22.7 million and federal credits of $3.1 million. The federal net operating loss carryforwards will expire on or before June 2025. The federal credit consists primarily of minimum tax credits. This credit will never expire. Birds Eye Foods and its subsidiaries utilized approximately $14.3 million of federal net operating loss carryforwards in fiscal 2006 to offset current taxable income. In addition to these federal carryforwards, Birds Eye Foods and its subsidiaries have varying state net operating loss carryforwards depending on whether they file on a combined or separate company basis by jurisdiction. The tax effect of these state net operating loss carryforwards is $11.8 million. The expiration dates of the state net operating loss carryforwards vary. Ultimately, all state net operating loss carryforwards will expire on or before June 2025, if not utilized by Birds Eye Foods and its subsidiaries. Birds Eye Foods and its subsidiaries have state credits totaling $8.6 million of which $2.2 million expire on or before June 2020. The remaining $6.4 million in state credits will never expire. Birds Eye Foods and its subsidiaries June 24, 2006 foreign net operating loss carryforward is $2.2 million. These foreign net operating loss carryforwards expire on or before June 2016.

NOTE 11. PENSIONS, PROFIT SHARING, AND OTHER EMPLOYEE BENEFITS

Pensions: Birds Eye Foods maintains the Master Hourly Pension Plan, which has primarily noncontributory defined-benefit schedules covering substantially all hourly employees.

In September 2001, Birds Eye Foods made the decision to freeze benefits provided under its Master Salaried Retirement Plan. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

Birds Eye Foods maintains a non-tax qualified Supplemental Executive Retirement Plan ("SERP") which provides additional retirement benefits to two prior executives of Birds Eye Foods who retired prior to November 4, 1994. In July 2000, the Birds Eye Foods adopted a Supplemental Executive Retirement Agreement ("SERA") to provide additional retirement benefits to its former Chairman of the Board, President and Chief Executive Officer. The Separation Agreement with the former Chairman of the Board, President and Chief Executive Officer amended the SERA so as to provide full retirement benefits as outlined in the SERA beginning January 1, 2009. In accordance with FASB No. 88, "Employers' Accounting for Settlements & Curtailments of Defined Benefit Pension Plans and for Termination Benefits", Birds Eye Foods recorded special termination benefits of $2.4 million in fiscal 2006 to reflect the accelerated vesting of benefits.

Birds Eye Foods maintains an Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from Birds Eye Foods' retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

Birds Eye Foods maintains the Southland Frozen Foods Plan, in which a small number of former union hourly employees have vested pension benefits.

Birds Eye Foods also participates in one union sponsored pension plan. Contributions to this plan are paid when incurred and billed by the sponsoring union or plan. It is not possible to determine Birds Eye Foods' relative share of the accumulated benefit obligations or net assets for the plan. Birds Eye Foods estimates its withdrawal liability for this plan to be between approximately $1.0 million and $1.5 million.

For purposes of this disclosure, all defined-benefit pension plans have been combined. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The funding policy of Birds Eye Foods is consistent with the funding requirements of Federal law and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations. Plan assets do not include any of the Company or its subsidiaries' own equity or debt securities.

The measurement date used to determine pension benefit measurements for Birds Eye Foods' pension plans is March 31 of a given calendar year.

The following table sets forth the weighted-average asset allocations of Birds Eye Foods' pension plans by asset category at March 31, 2006 and March 31, 2005.


                                                 March 31,                    March 31,
                                                   2006                         2005
                                              ------------                  -----------
Asset category:
   Cash and Cash Equivalents                         1.2%                         3.0%
   Fixed Income                                     46.1                         29.3
   Equity Securities                                49.1                         60.0
   Real Estate                                       3.6                          7.7
                                                   -----                        -----
     Total                                         100.0%                       100.0%
                                                   =====                        ======

Birds Eye Foods uses multiple investment funds and managers for investment of the assets of the plans. Oversight of the investment advisors is provided by an outside investment consulting firm and an Investment Committee. The investment performance and adherence to investment policy is reviewed quarterly by the Investment Committee. The investment objective for the plans is to maintain a well- diversified portfolio of assets using multiple managers and diversified asset classes and styles to optimize the long-term return on plan assets at a moderate level of risk.

Birds Eye Foods has established the following general target asset allocation mix for its plan investments.


                                                      Target
                                                      ------
   Equities                                            50%
   Fixed Income                                        50%
                                                      ------
     Total                                            100%
                                                      ======

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Company and its subsidiaries' consolidated financial statements at June 24, 2006 and June 25, 2005:

(Dollars in Thousands)                                                                 Pension Benefits
                                                                           -----------------------------------------
                                                                                      Fiscal Years Ended
                                                                           -----------------------------------------
                                                                             June 24,                    June 25,
                                                                               2006                        2005
                                                                           -----------                  -----------
Change in benefit obligation:
   Benefit obligation at beginning of period                               $  141,222                   $  135,605
   Service cost                                                                 4,426                        4,453
   Interest cost                                                                8,258                        7,923
   Plan participants' contributions                                                73                           76
   Plan amendments                                                                  0                           87
   Actuarial (gain)/loss                                                         (710)                       2,153
   Special termination benefits                                                 2,399
   Benefits paid                                                              (10,303)                      (9,075)
                                                                           -----------                  ----------
     Benefit obligation at end of period                                      145,365                      141,222
                                                                           ----------                   ----------

Change in plan assets:
   Fair value of plan assets at beginning of period                            84,154                       87,802
   Actual return on plan assets                                                 6,589                        3,421
   Employer contribution                                                       11,222                        1,930
   Plan participants' contributions                                                73                           76
   Benefits paid                                                              (10,303)                      (9,075)
                                                                           -----------                  ----------
     Fair value of plan assets at end of period                                91,735                       84,154
                                                                           ----------                   ----------

   Plan funded status                                                         (53,630)                     (57,068)
   Unrecognized prior service cost                                                 62                           72
   Unrecognized net actuarial loss                                             27,379                       28,406
                                                                           ----------                   ----------
     Accrued benefit liability net of additional minimum pension liability $  (26,189)                  $  (28,590)
                                                                           ===========                  ==========

Amounts recognized in the statement of financial position:
   Accrued benefit liability within other non-current liabilities          $  (49,428)                  $  (52,521)
   Intangible asset                                                                62                           72
   Accumulated other comprehensive loss - minimum pension liability (1)        23,177                       23,859
                                                                           ----------                   ----------
     Net amount recognized                                                 $  (26,189)                  $  (28,590)
                                                                           ===========                  ==========

Amounts included in other comprehensive (loss)/income:
   (Decrease)/increase in intangible asset                                 $      (10)                  $       33
   Decrease/(increase) in additional minimum pension liability                    692                       (4,667)
                                                                           ----------                   ----------
     Total amounts included in other comprehensive (loss)/income           $      682                   $   (4,634)
                                                                           ==========                   ==========

Weighted-average assumptions
   Assumptions used for projected benefit obligation:
     Discount rate                                                          6.2 - 7.3%                   5.9 - 7.3%
   Rate of compensation increase                                            3.5 - 3.8%                   3.5 - 3.8%

   Assumptions used to determine net periodic benefit cost:
     Discount rate                                                          5.9 - 7.3%                   6.0 - 7.3%
     Expected return on plan assets (2)                                     8.0 - 8.5%                   8.0 - 8.5%
     Rate of compensation increase                                          3.5 - 3.8%                   3.5 - 3.8%

The accumulated benefit obligation for all defined benefit pension plans was $141.2 million and $136.7 million at June 24, 2006 and June 25, 2005, respectively.

(1) The fair value of Birds Eye Foods' pension plan assets was below the accumulated benefit obligation at the plan's March measurement date in fiscal 2006 and fiscal 2005 by $23.2 million and $23.9 million, respectively. In accordance with SFAS No. 87, "Employers' Accounting for Pensions," the net of tax amount of $14.2 million and $14.8 million of accumulated other comprehensive loss as of June 24, 2006 and June 25, 2005, respectively, was included in members' capital on the statement of financial position.

(2) To develop the expected long-term rate of return on assets assumption, Birds Eye Foods considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption.

Net periodic benefit cost in fiscal years 2006 and 2005 is comprised of the following:

(Dollars in Thousands)
                                                                              Pension Cost
                                                                       -------------------------
                                                                            Fiscal Years Ended
                                                                       -------------------------
                                                                       June 24,         June 25,
                                                                         2006             2005
                                                                       ---------       ---------
 Components of net periodic benefit cost:
   Service cost                                                       $ 4,426          $  4,453
   Interest cost                                                        8,258             7,923
   Expected return on plan assets                                      (7,351)           (7,170)
   Amortization of prior service cost                                      10                55
   Amortization of loss                                                 1,078               842
                                                                      -------          --------
Net periodic benefit cost - Company plans                               6,421             6,103
Net periodic benefit cost - union plans                                   465               821
Special termination benefits                                            2,399                 0
                                                                      -------          --------
Total periodic benefit cost                                           $ 9,285          $  6,924
                                                                      =======          ========

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the six retirement plans with accumulated benefit obligations in excess of plan assets were:

(Dollars in Thousands)

                                           Master Hourly                 Master Salaried                    Excess Benefit
                                           Pension Plan                  Retirement Plan                    Retirement Plan
                                        Fiscal Years Ended             Fiscal Years Ended                  Fiscal Years Ended
                                    -----------------------------   -------------------------------   ----------------------------
                                    June 24, 2006   June 25, 2005   June 24, 2006     June 25, 2005   June 24, 2006  June 25, 2005
                                    -------------   -------------   -------------     -------------   -------------  -------------
Projected benefit obligation            $ 87,792       $ 85,801       $ 48,391           $ 48,831         $1,183        $1,231
Accumulated benefit obligation            83,932         82,240         48,054             47,906          1,178         1,170
Fair value of plan assets                 59,005         54,995         32,504             28,917              0             0


                                       Supplemental Executive            Supplemental Executive          Southland Frozen Foods
                                           Retirement Plan                Retirement Agreement              Pension Plan
                                          Fiscal Years Ended              Fiscal Years Ended              Fiscal Years Ended
                                    -----------------------------   -------------------------------   ----------------------------
                                     June 24, 2006   June 25, 2005  June 24, 2006    June 25, 2005   June 24, 2006   June 25, 2005
                                     -------------   -------------  -------------    -------------   -------------   -------------

Projected benefit obligation              $1,904       $  1,974       $  5,795           $  3,078         $  300        $  307
Accumulated benefit obligation             1,904          1,974          5,795              3,078            300           307
Fair value of plan assets                      0              0              0                  0            226           242

Birds Eye Foods expects to contribute $0.3 million in mandatory payments and $3.2 million in voluntary payments to its pension plans in fiscal 2007. Birds Eye Foods made a voluntary contribution of $10.9 million to its Master Salaried Retirement and Master Hourly Pension plans in the first quarter of fiscal 2006. In addition, Birds Eye Foods contributed $0.3 million in mandatory payments in fiscal 2006.

Expected pension benefit payments, which reflect expected future service costs, as appropriate, over the next 10 years are as follows:

(Dollars in Thousands)

Fiscal Year Ending Last Saturday in June
----------------------------------------
2007                                $ 7,981
2008                                $ 7,869
2009                                $ 8,188
2010                                $ 9,003
2011                                $ 9,087
2012- 2016                          $53,463

Postretirement Benefits Other Than Pensions: Birds Eye Foods sponsors benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage. Generally, other than pensions, Birds Eye Foods does not pay retirees' benefit costs. Various exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

Birds Eye Foods has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

The measurement date used to determine pension benefit measurements for Birds Eye Foods' other postretirement benefit plans is March 31 of a given year.

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Company and its subsidiaries' financial statements at June 24, 2006 and June 25, 2005.

(Dollars in Thousands)
                                                                                        Other Benefits
                                                                           ----------------------------------------
                                                                                      Fiscal Years Ended
                                                                           ----------------------------------------
                                                                             June 24,                    June 25,
                                                                               2006                        2005
                                                                           -----------                  -----------
Change in benefit obligation:
   Benefit obligation at beginning of period                               $    4,509                   $    3,467
   Service cost                                                                    50                           43
   Interest cost                                                                  254                          197
   Actuarial (gain)/loss                                                         (267)                       1,262
   Benefits paid                                                                 (462)                        (460)
                                                                           -----------                  ----------
     Benefit obligation at end of period                                        4,084                        4,509
                                                                           ----------                   ----------

Change in plan assets:
   Fair value of assets at beginning of period                                      0                            0
   Employer contribution                                                          462                          460
   Benefits paid                                                                 (462)                        (460)
                                                                           -----------                  ----------
     Fair value of assets at end of period                                          0                            0
                                                                           ----------                   ----------

   Plan funded status                                                          (4,084)                      (4,509)
   Unrecognized prior service benefit                                             (28)                         (57)
   Unrecognized actuarial loss                                                    738                        1,201
                                                                           ----------                   ----------
     Accrued benefit liability                                                 (3,374)                      (3,365)

Amounts recognized in the statement of financial position:
   Accrued benefit liability                                               $   (3,374)                  $   (3,365)
                                                                           ===========                  ==========

Weighted-average assumptions
   Assumptions used for projected benefit obligation:
     Discount rate                                                                6.2%                         5.9%
     Rate of compensation increase                                                3.8%                         3.8%

   Assumptions used to determine net periodic benefit cost:
     Discount rate                                                                5.9%                         6.0%
     Expected return on plan assets                                               N/A                          N/A
     Rate of compensation increase                                                3.8%                         3.8%

(Dollars in Thousands)
                                                                                 Other Benefits
                                                                          ---------------------------
                                                                               Fiscal Years Ended
                                                                          ---------------------------
                                                                          June 24,           June 25,
                                                                            2006               2005
                                                                          ---------         ---------
Components of net periodic benefit cost:
   Service cost                                                           $      50          $     43
   Interest cost                                                                254               197
   Amortization of prior service cost                                           (29)              (29)
   Amortization of loss                                                         195                 0
                                                                          ---------          --------
   Net periodic benefit cost                                              $     470          $    211
                                                                          =========          ========

For measurement purposes, a 10 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2006. The rate was assumed to decrease gradually to 5 percent for 2013 and remain at that level thereafter.

The assumed health care trend rates can have a significant effect on the amounts reported for the postretirement benefits plan. A one-percentage point change in the assumed health care trend rates would have the following effect:


(Dollars in Thousands)
                                                                                1-Percentage       1-Percentage
                                                                                Point Increase     Point Decrease
                                                                                --------------     --------------

Effect on total of service and interest cost components for fiscal 2006            $   14             $   (12)
Effect on postretirement benefit obligation at June 24, 2006                       $  170             $  (154)

Birds Eye Foods expects to make payments of approximately $0.5 million to its other postretirement benefit plans in fiscal year 2007.


Birds Eye Foods expects to make postretirement benefit payments, which reflect expected future service costs, as appropriate, over the next 10 years as follows:

(Dollars in Thousands)

Fiscal Year Ending Last Saturday in June
-----------------------------------------
2007                                $   473
2008                                $   494
2009                                $   485
2010                                $   457
2011                                $   431
2012 - 2016                         $ 1,611

Birds Eye Foods 401(k) Plan: Under the Birds Eye Foods 401(k) Plan ("401(k)"), Birds Eye Foods contributes matching contributions to the plan for the benefit of employees who elect to defer a portion of their salary into the plan. During fiscal 2006 and 2005, Birds Eye Foods allocated approximately $1.1 and $1.2 million, respectively, in the form of matching contributions to the plan.

In addition, Birds Eye Foods also maintains a Non-Qualified 401(k) Plan in which Birds Eye Foods allocates matching contributions for the benefit of "highly compensated employees" as defined under Section 414(q) of the Internal Revenue Code. Birds Eye Foods allocated $0.4 million during fiscal 2006 and 2005 in the form of matching contributions to this plan.

NOTE 12. MEMBERS' CAPITAL

As specified in the Company's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), the Company has six classes of membership units: Class A, B, C, D, E, and P.

Common: Class A units have been issued to Vestar/Agrilink Holdings and certain co-investors (collectively referred to as "Vestar"). There were 443,878 Class A common units authorized and issued to Vestar in partial consideration for Vestar's capital contributions pursuant to the Unit Purchase Agreement (see NOTE 1 to the "Notes to Consolidated Financial Statements"). There have been no additional Class A common units issued subsequent to the Transaction.

Class B units have been issued to Pro-Fac Cooperative, Inc. There were 321,429 Class B units authorized and issued to Pro-Fac Cooperative, Inc. in consideration for Pro-Fac's contribution of all of the shares of Birds Eye Foods, Inc. common stock to Holdings LLC (see NOTE 1 to the "Notes to Consolidated Financial Statements"). There have been no additional Class B common units issued subsequent to the Transaction.

Class C and D units have been issued to certain members of management in consideration for cash and promissory notes to the Company. The LLC Agreement authorized the issuance of 16,000 Class C units and 16,000 Class D units. There were 11,405 and 12,575 Class C and D units, respectively, issued as of the August 19, 2002 Transaction. Subsequent to the Transaction, there were 2,340 and 2,036 Class C and Class D units, respectively, issued through June 28, 2003. There were 1,345 and 950 Class C and Class D units, respectively, redeemed during fiscal 2003. During fiscal 2004, there were 1,493 and 579 Class C and Class D units, respectively, issued by the Company. Unitholders redeemed 1,246 and 796 Class C and Class D units, respectively, during fiscal 2004. During fiscal 2005, there were 1,514 and 190 Class C and Class D units, respectively, issued by the Company. Unitholders redeemed 1,169 and 304 Class C and Class D units, respectively, during fiscal 2005. During fiscal 2006, there were 6,074 and 8,268 Class C and Class D units, respectively, issued by the Company. Unitholders redeemed 2,751 and 3,725 Class C and Class D units, respectively, during fiscal 2006.

Class E units are common units that have been issued to certain members of the Management Committee in consideration for cash. There were no Class E units issued during August 19, 2002 to June 28, 2003. During fiscal 2004, there were 2,790 Class E units issued by the Company. During fiscal 2006, there were 1,184 Class E units issued by the Company.

Management promissory notes consist of promissory notes made to the Company by certain members of management. These notes bear interest at 4.55% per annum, compounded annually, and have a term of seven years. The amounts due under the notes are secured by pledges of management's Class C and Class D units, and the Company has full recourse for payment, satisfaction, and discharge of the notes. The Common Promissory Notes are reflected in Common Member's Equity as a reduction in capital.

Unitholders are liable only to the extent of their capital contributions to the Company. No unitholder has any personal liability whatsoever in such capacity as a unitholder for the debts, liabilities, commitments, and any other obligations of the Company or for any losses of the Company.

Voting Rights: Class A common units entitle the owner thereof to two votes for each Class A common unit held. Class B, C, D and E common units entitle the owner thereof to one vote for each unit held. Members elect the Management Committee of the Company, which is authorized to take all action which may be necessary for the continuation of the Company and for the maintenance, preservation, and operation of the business of the Company. Any representative may be removed from the Management Committee at any time by the holders of a majority of the total voting power of the outstanding common units.

Preferred Units: In connection with the Transaction, 1,000 Class P preferred units were issued to Vestar and its affiliates. Owners of Class P preferred units are entitled to a cumulative preferred unitholder return of 15% per annum of the original cost of $137.5 million. This preferred return is computed based on a 360-day year consisting of 12 equal months and is compounded quarterly. As of June 24, 2006, the total amount of preferred dividends accumulated and unpaid was $105.9 million. There have been nine additional Class P preferred units issued through June 24, 2006 to members of the Management Committee.

In connection with the issuance of the Class P preferred units, the Company incurred approximately $4.0 million in issuance costs. These costs are being accreted using the effective interest method through August 19, 2010 pursuant to the terms of the Limited Liability Company Agreement.

    The following table reflects the Class P preferred units activity for the fiscal years ended June 24, 2006 and June 25, 2005:


    (Dollars in thousands)
                                                   Fiscal Year Ended                  Fiscal Year Ended
                                                     June 24, 2006                      June 25, 2005
                                                     -------------                      -------------
    Balance at beginning of period                    $208,093                             $178,768
    Issuances of additional preferred LLC units            400                                    0
    Dividends on preferred LLC units                    33,479                               28,862
    Accretion of preferred LLC unit issuance costs         482                                  463
                                                      --------                            ---------
    Balance at end of period                          $242,454                             $208,093
                                                      ========                            =========

Although the Class P preferred units are non-voting, the majority of preferred unitholders must approve any action which (i) alters or changes the rights, preferences or privileges of the preferred units, (ii) creates any new class of units having a preference over or on parity with the preferred units, or (iii) reclassifies units into units having a preference over or on parity with the preferred units.

The preferred units are subject to mandatory redemption at the option of the preferred unitholders (i) upon the occurrence of an initial public offering of the Company's, Birds Eye Holdings Inc.'s, or Birds Eye Foods, Inc.'s capital stock, (ii) at the time of a sale of the Company, or (iii) any time following August 19, 2010.

The preferred units may also be redeemed at the option of the Company at any time after August 19, 2005. Upon such redemption, the Company shall pay a price per preferred unit equal to the product of (i) the unitholder's preferred capital plus the accumulated unpaid preferred returns and (ii) a redemption premium as follows:

    After August 19, 2005 through and including August 19, 2006:    107.50%
    After August 19, 2006 through and including August 19, 2007:    103.75%
    Thereafter:                                                     100.00%

Allocations and Distributions: The Company's profits and losses are generally allocated to unitholders in a manner that will support the distribution of distributable assets. Generally, profits are first allocated to unit holders having deficit balances in their capital accounts. Profits and losses, to the extent not so allocated, are allocated to unit holders so that, as nearly as possible, the credit balances in their respective capital accounts equal the amount they would receive upon a sale of all of the Company's assets, for their respective fair market values, and distribution of the proceeds to the unit holders pursuant to the terms of Section 4.4 of the Limited Liability Company Agreement.

Generally, distributable assets are distributed first, to the preferred unit holders in respect of their accrued and unpaid preferred return, second, to the preferred unit holders in respect of their unpaid preferred capital, third, pro rata among the Company's common unit holders in respect of their unpaid common capital, and, fourth, among the common unit holders pursuant to the terms of
Section 4.4(a)(iv) of the LLC Agreement, which provides that certain variable aggregate percentages of distributable assets will be allocated to the various classes of the common units, and then distributed on a pro rata basis among the units of each such class, depending on whether certain performance targets have been achieved and, with respect to the Class C units and Class D units, the number of units of each such class outstanding.

Securityholders Agreement: Holdings LLC, Pro-Fac and Vestar, together with others, including officers of Birds Eye Foods (the "Management Investors"), entered into a securityholders agreement dated August 19, 2002 (and as amended from time to time, the "Securityholders Agreement") containing terms and conditions relating to the transfer of membership interests in and the management of Holdings LLC. Among other things, the Securityholders Agreement includes a voting agreement pursuant to which the holders of common units agree to vote their common units and to take any other action necessary to cause the authorized number of members or directors for each of the respective management committees or boards of directors of Holdings LLC, Holdings Inc. and Birds Eye Foods and to elect or cause to be elected to the respective management committees or boards of directors of Holdings LLC, Holdings Inc. and Birds Eye Foods a specified number of directors designated by Vestar (the "Vestar Directors"), a specified number of directors designated by Pro-Fac (the "Pro-Fac Directors"), one director who shall be the Chief Executive Officer of Birds Eye Foods (the "Management Director") and a specified number of directors designated by Vestar who shall be independent of Holdings LLC, it's subsidiaries' management (including Birds Eye Foods) and Vestar (the "Independent Directors"). The Vestar Directors constitute a majority of the directors of Birds Eye Foods. The Securityholders Agreement further prescribes a minimum and maximum number of Directors of Birds Eye Foods.

The voting agreement further provides that the holders of common units shall vote their common units as directed by Vestar with respect to the approval of any amendment(s) to the Limited Liability Company Agreement, the merger, unit exchange, combination or consolidation of Holdings LLC, the sale, lease or exchange of all or substantially all of the property and assets of Holdings LLC and its subsidiaries, including Birds Eye Foods, and the reorganization, recapitalization, liquidation, dissolution, or winding-up of Holdings LLC, provided such action is not inconsistent with the Limited Liability Company Agreement or the Securityholders Agreement and further provided such action shall not have a material adverse effect on a unit holder that would be borne disproportionately by such unit holder.

The Securityholders Agreement also provides (1) Pro-Fac and management of Birds Eye Foods with "tag-along" rights in connection with certain transfers of Holdings LLC units by Vestar; (2) Vestar with "take-along" rights to require Pro-Fac and management of Birds Eye Foods to consent to a proposed sale of Holdings LLC; (3) Pro-Fac and Vestar with demand registration rights, in securities of a subsidiary of Holdings LLC, including Birds Eye Foods, which are acquired by them through a distribution by Holdings LLC of such securities in exchange for their respective units in Holdings LLC, such distributed securities being "Registrable Securities", and other unit holders, including management of Birds Eye Foods with incidental registration rights in the Registrable Securities owned by such unit holders, (4) Pro-Fac and management of Birds Eye Foods certain pre-emptive rights with respect to new securities of Holdings LLC or any of its subsidiaries proposed to be issued to Vestar or any affiliate of Vestar, and (5) Vestar the right to modify the Securityholders Agreement without the consent of Pro-Fac, management of Birds Eye Foods or any other unit holder if the amendment cannot reasonably be expected to have a material adverse effect on a unit holder that would be borne disproportionately by such unit holder or the amendment does not adversely affect any unit holder of Holdings LLC in any material respect and it is in connection with a change that cures any ambiguity or corrects or supplements a provision of the Securityholders Agreement.

NOTE 13. OPERATING SEGMENTS

Birds Eye Foods is organized by product line for management reporting. Birds Eye Foods has three primary segments in which it operates: brand frozen, brand dry, and non-brand. The majority of each segments net sales are within the United States. See further discussion at NOTE 16 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding Birds Eye Foods' decision to exit the non-brand frozen business.

Birds Eye Foods' brand frozen family of products includes traditional frozen vegetables as well as value added products marketed under recognizable brand names such as Birds Eye, Birds Eye Steamfresh, Birds Eye Voila!, C&W, Freshlike and McKenzie's. Birds Eye Foods' brand dry family of products includes a wide variety of product offerings, including fruit fillings and toppings (Comstock and Wilderness), chili and chili ingredients (Nalley and Brooks), salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin, and Husman). Birds Eye Foods also produces many products for the non-brand markets which include store brand, food service and industrial markets. Birds Eye Foods' store brand products include frozen vegetables, chili products, fruit fillings and toppings and other canned products. Birds Eye Foods' food service/industrial products include frozen vegetables, salad dressings, mayonnaise, fruit fillings and toppings, and chili products.

One customer accounted for 18 percent and 17 percent of Birds Eye Foods' consolidated revenue in fiscal 2006 and fiscal 2005, respectively. In addition, this customer represented 25 percent and 23 percent of the brand frozen segment revenue in fiscal 2006 and fiscal 2005, respectively, 11 percent and 12 percent of the brand dry segment revenues in fiscal 2006 and fiscal 2005, respectively, and 12 percent and 11 percent of the non-brand segment revenue in fiscal 2006 and fiscal 2005, respectively. In addition, another customer represented 12 percent and 10 percent of the brand frozen segment revenue in fiscal 2006 and fiscal 2005, respectively.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Birds Eye Foods allocates resources to segments and evaluates the performance of segments based upon reported segment income before interest expense and income taxes and certain other non-recurring items. Birds Eye Foods does not have any intersegment sales. The following table illustrates the Company's operating segment information:

    (Dollars in Millions)
                                                           Fiscal Year Ended
                                                    ----------------------------
                                                     June 24,           June 25,
                                                      2006(4)           2005(4)
                                                      ----              ----
    Net sales:
     Brand frozen                                   $  405.0           $ 356.1
     Brand dry                                         212.7             203.4
     Non-brand                                         310.1             299.2
                                                    --------           -------
    Total continuing segments                       $  927.8           $ 858.7
                                                    ========           =======
    Operating income:
     Brand frozen                                   $   44.1           $  47.8
     Brand dry                                          36.7              31.5
     Non-brand                                         (18.5)          (18.9)
     Asset impairment charge(1)                         (0.2)             (1.0)
      Restructuring(2)                                  (4.5)             (1.9)
     Other income, net(3)                                0.1               3.3
                                                    --------           -------
    Operating income                                    57.7              60.8
    Interest expense                                   (32.9)            (28.5)
                                                    ---------          -------
    Pretax income from continuing operations        $   24.8           $  32.3
                                                    ========           =======

    Depreciation expense:
     Brand frozen                                   $    8.5           $   7.6
     Brand dry                                           3.4               3.5
     Non-brand                                          11.1              11.0
                                                    --------           -------
       Continuing segments                              23.0              22.1
     Discontinued operations                             0.0               0.0
                                                    --------           -------
         Total                                      $   23.0           $  22.1
                                                    ========           =======

    Amortization expense:
     Brand frozen                                   $    1.6           $   1.7
     Brand dry                                           0.3               0.3
     Non-brand                                           1.0               1.1
                                                    --------           -------
         Total                                      $    2.9           $   3.1
                                                    ========           =======

(1) Represents asset impairment charges which are not allocated to individual segments. This item is excluded from Birds Eye Foods' evaluation of segment performance. See NOTE 4 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Company's asset impairment charges.

(2) Represents restructuring charges which are not allocated to individual segments. This item is excluded from Birds Eye Foods' evaluation of segment performance. See NOTE 15 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the Company's restructuring activities.

(3) Other income, net is not allocated to individual segments. These items are excluded from Birds Eye Foods' evaluation of segment performance. See NOTE 15 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the items included in other income, net.

(4) Asset and capital expenditure information on a segment basis is not disclosed as this information is not separately identified and is not internally reported to the Chief Executive Officer.

NOTE 14. GUARANTEES AND INDEMNIFICATIONS

In certain instances when the Company and its subsidiaries sells businesses or assets, the Company and its subsidiaries may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities existing, or arising from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, labor contingencies, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to three years for certain types of indemnities, to terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the tax is imposed, and to terms for certain liabilities (i.e., warranties of title and environmental liabilities) that typically do not expire. The maximum potential future payments that the Company and its subsidiaries could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The maximum potential future payments that the Company and its subsidiaries could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses, which are not estimable. Historically, costs incurred to resolve claims related to these indemnifications have not been material to the Company's financial position, results of operations or cash flows.

The Company and its subsidiaries enter into agreements with indemnification provisions in the ordinary course of business with its customers, suppliers, service providers and business partners. In such instances, the Company and its subsidiaries usually indemnifies, holds harmless and agrees to reimburse the indemnified party for claims, actions, liabilities, losses and expenses in connection with any of the Company and its subsidiaries' infringement of third party intellectual property or proprietary rights, or when applicable, in connection with any personal injuries or property damage resulting from the Company and its subsidiaries' products sold or services provided. Additionally, the Company and its subsidiaries may from time to time agree to indemnify and hold harmless its providers of services from claims, actions, liabilities, losses and expenses relating to their services to the Company and its subsidiaries, except to the extent finally determined to have resulted from the fault of the provider of services relating to such services. The level of conduct constituting fault of the service provider varies from agreement to agreement and may include conduct which is defined in terms of negligence, gross negligence, willful misconduct, omissions or other culpable behavior. The terms of these indemnification provisions are generally not limited. The maximum potential future payments that the Company and its subsidiaries could be required to make under these indemnification provisions are unlimited. The maximum potential future payments that the Company and its subsidiaries could be required to make under these indemnification provisions are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses to the claims, which are not estimable. Historically, costs incurred to resolve claims related to these indemnification provisions have not been material to the Company and its subsidiaries' financial position, results of operations or cash flows.

The Company and its subsidiaries have by-laws, policies, and agreements under which it indemnifies its directors and officers from liability for certain events or occurrences while the directors or officers are, or were, serving at the Company and its subsidiaries' request in such capacities. Furthermore, the Company is incorporated in the state of Delaware which requires corporations to indemnify their officers and directors under certain circumstances. The term of the indemnification period is for the director's or officer's lifetime. The maximum potential amount of future payments that the Company and its subsidiaries could be required to make under these indemnification provisions is unlimited, but would be affected by all relevant defenses to the claims.

Subsidiary Guarantors: Kennedy Endeavors, Incorporated and Linden Oaks Corporation, indirect wholly-owned subsidiaries of the Company ("Subsidiary Guarantors"), and Pro-Fac (Pro-Fac files periodic reports under the Securities Exchange Act of 1934, Commission File Number 0-20539) have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Birds Eye Foods with respect to Birds Eye Foods' 11 7/8 percent Senior Subordinated Notes due 2008. In addition, Birds Eye Holdings Inc., Kennedy Endeavors, Incorporated, GLK Holdings, Inc., BEMSA Holdings Inc., Linden Oaks Corporation ("Subsidiary Guarantors") have jointly and severally, fully and unconditionally guaranteed the obligations of Birds Eye Foods with respect to Birds Eye Foods' Senior Credit Facility. The covenants in the 11 7/8 percent Senior Subordinated Notes and the Senior Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to the Company or its subsidiaries. Holdings LLC does not guarantee the obligations of Birds Eye Holdings Inc. or Birds Eye Foods, Inc.

Presented below is condensed consolidating financial information for (i) Birds Eye Holdings LLC, (ii) Birds Eye Foods, Inc., (the borrower) (iii) the Subsidiary Guarantors, and (iv) non-guarantor subsidiaries. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations, and cash flows of the Company and the Subsidiary Guarantors and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

                                                                        Statement of Operations
                                                                    Fiscal Year Ended June 24, 2006
                                   ----------------------------------------------------------------------------------------------
                                        Birds Eye     Birds Eye      Subsidiary    Non-Guarantor   Eliminating
                                      Holdings LLC   Foods, Inc.     Guarantors    Subsidiaries      Entries       Consolidated
                                      ------------   -----------     ----------    ------------    ------------    ------------
(Dollars in Thousands)

Net sales                           $            0   $   899,384     $   28,413     $        0      $       0        $    927,797
Cost of sales                                    0      (725,527)       (21,422)             0              0            (746,949)
                                    --------------   ------------    -----------    ----------      ---------        ------------
Gross profit                                     0       173,857          6,991              0              0             180,848
Selling, administrative,
   and general expense                           0      (114,595)        (3,891)             0              0            (118,486)
Asset impairment charge                          0          (218)             0              0              0                (218)
Restructuring                                    0        (4,492)             0              0              0              (4,492)
Other (expense)/income                           0       (32,034)        32,120              0              0                  86
Income from subsidiaries                    14,686        32,164          2,582              0        (49,432)                  0
                                    --------------   -----------     ----------     ----------      ----------       ------------
Operating income                            14,686        54,682         37,802              0        (49,432)             57,738
Interest income/(expense)                       54       (45,547)         6,795          5,816              0             (32,882)
                                    --------------   ------------    ----------     ----------      ---------        ------------
Pretax income from
   continuing operations                    14,740         9,135         44,597          5,816        (49,432)             24,856
Tax benefit/(provision)                          0         5,832        (15,667)             0              0              (9,835)
                                    --------------   -----------     -----------    ----------      ---------        -------------
Income from continuing
   operations                               14,740        14,967         28,930          5,816        (49,432)             15,021
Discontinued operations (net of
   a tax benefit of $173)                        0          (281)          (619)             0            619                (281)
                                    --------------   ------------    -----------    ----------      ---------        -------------
Net income                          $       14,740   $    14,686     $   28,311     $    5,816      $ (48,813)       $     14,740
                                    ==============   ===========     ==========     ==========      ==========       ============

Accretion of Preferred LLC
   Unit issuance costs                        (482)            0              0              0              0                (482)

Dividends on Preferred LLC Units           (33,479)            0              0              0              0             (33,479)
                                    --------------   ------------    -----------    ----------      ---------        -------------
Net (loss)/income available to
   Common LLC Unitholders           $      (19,221)  $    14,686     $   28,311     $    5,816      $ (48,813)       $    (19,221)
                                    ===============  ===========     ==========     ==========      ==========       ============

                                                                Statement of Financial Position
                                                                      June 24, 2006
                                   --------------------------------------------------------------------------------------------
                                        Birds Eye     Birds Eye    Subsidiary    Non-Guarantor   Eliminating
                                      Holdings LLC   Foods, Inc.   Guarantors    Subsidiaries      Entries       Consolidated
                                      ------------   -----------   ----------    ------------    ------------    ------------
(Dollars in Thousands)
Assets
   Cash and cash equivalents          $          0   $    73,720    $      176     $        0        $         0      $     73,896
   Accounts receivable, net                      0        62,932         4,730            967               (967)           67,662
   Inventories -
     Finished goods                              0       166,627           496              0                  0           167,123
     Raw materials and supplies                  0        19,626           735              0                  0            20,361
                                      ------------   -----------    ----------     ----------        -----------      ------------
       Total inventories                         0       186,253         1,231              0                  0           187,484
   Other current assets                          0        30,183            91              0             (3,471)           26,803
                                      ------------   -----------    ----------     ----------        ------------     ------------
       Total current assets                      0       353,088         6,228            967             (4,438)          355,845

   Property, plant and equipment, net            0       155,195        20,264              0                  0           175,459
   Investment in subsidiaries              275,421       340,815        15,581              0           (631,817)                0
   Goodwill and other intangible
     assets, net                                 0        79,330       187,633              0                  0           266,963
   Other assets                                126         8,707       100,145         34,126           (133,915)            9,189
                                      ------------   -----------    ----------     ----------        ------------     ------------
       Total assets                   $    275,547   $   937,135    $  329,851     $   35,093        $  (770,170)     $    807,456
                                      ============   ===========    ==========     ==========        ============     ============

Liabilities and Members' Capital
   Current portion of long-term debt  $          0   $    11,304    $        0     $        0        $         0      $     11,304
   Current portion of Termination
     Agreement with Pro-Fac
     Cooperative, Inc.                           0         9,668             0              0                  0             9,668
   Accounts payable                              0        62,821         2,562              0                  0            65,383
   Accrued interest                              0         6,621             0              0               (967)            5,654
   Intercompany loans                            0           198          (198)             0                  0                 0
   Other current liabilities                     0        62,381         6,184              0             (3,471)           65,094
                                      ------------   -----------    ----------     ----------        ------------     ------------
       Total current liabilities                 0       152,993         8,548              0             (4,438)          157,103
   Long-term debt                                0       321,026             0              0            (34,126)          286,900
   Long-term portion of Termination
     Agreement with
     Pro-Fac Cooperative, Inc.                   0             0             0              0                  0                 0
   Other non-current liabilities                 0       187,695             0              0            (99,789)           87,906
                                      ------------   -----------    ----------     ----------        ------------     -------------

       Total liabilities                         0       661,714         8,548              0           (138,353)          531,909

   Mandatory redeemable Preferred
     LLC Units                             242,454             0             0              0                  0           242,454
                                      ------------   -----------    ----------     ----------        -----------      ------------

   Members' capital                         33,093       275,421       321,303         35,093           (631,817)           33,093
                                      ------------   -----------    ----------     ----------        ------------     ------------

       Total liabilities and
       members' capital               $    275,547   $   937,135    $  329,851     $   35,093        $  (770,170)     $    807,456
                                      ============   ===========    ==========     ==========        ============     ============


                                                                           Statement of Cash Flows
                                                                       Fiscal Year Ended June 24, 2006
                                        ------------------------------------------------------------------------------------------
                                            Birds Eye      Birds Eye     Subsidiary   Non-Guarantor    Eliminating
(Dollars in Thousands)                     Holdings LLC    Foods, Inc.   Guarantors    Subsidiaries      Entries      Consolidated
                                           ------------ --------------   ----------  ----------------   ------------  ------------
Cash Flows from Operating Activities:
   Net income                                $ 14,740    $    14,686    $   28,311      $    5,816      $  (48,813)     $   14,740
   Adjustments to reconcile net income
     to cash provided by operating
       activities -
     Asset impairment charge within
       discontinued operations                      0              0           454               0               0             454
     Asset impairment charge within
       continuing operations                        0            218             0               0               0             218
     Restructuring charge                           0          4,492             0               0               0           4,492
     Restructuring payments                         0           (949)            0               0               0            (949)
     Other income, net                              0            (86)            0               0               0             (86)
     Cash receipts from fire claim                  0            213             0               0               0             213
     Amortization of certain
      intangible assets                             0          2,192           750               0               0           2,942
     Depreciation                                   0         20,994         1,996               0               0          22,990
     Amortization of debt issue costs,
       amendment costs,
       and debt premiums                            0          8,663             0          (1,937)              0           6,726
     Gain on sale of property, plant
       and equipment                                0            (91)           (2)              0               0             (93)
     Provision for deferred taxes                   0          9,542             0               0               0           9,542
     Provision for losses on
       accounts receivable                          0            210           225               0               0             435
     Equity in undistributed earnings
       of subsidiaries                        (14,686)        (1,993)         (860)              0          17,539               0
     Change in working capital                    (30)        (3,470)       (3,104)             (2)              0          (6,606)
                                             ---------   ------------   -----------     -----------     ----------      -----------
Net cash provided by operating
   activities                                      24         54,621        27,770           3,877         (31,274)         55,018
                                             ---------   ------------   -----------     -----------     ----------      -----------

Cash Flows from Investing Activities:
   Purchase of property, plant,
     and equipment                                  0         (8,339)         (425)              0               0          (8,764)
   Proceeds from disposals                          0          1,130         2,515               0               0           3,645
   Cash receipts from fire claim                    0            487             0               0               0             487
   Distributions from BEMSA
     Holdings, Inc.                                 0          2,740             0               0          (2,740)              0
   Proceeds from investment in CoBank               0            639             0               0               0             639
   Investment in Birds Eye Foods, Inc.           (476)             0             0               0             476               0
                                             ---------   ------------   -----------     -----------     ----------      -----------
Net cash (used in)/provided by
   investing activities                          (476)        (3,343)        2,090               0          (2,264)         (3,993)
                                             ---------   ------------   -----------     -----------     ----------      -----------

Cash Flows from Financing Activities:
   Payments on long-term debt                       0         (2,700)            0               0               0          (2,700)
   Payments on Termination Agreement
     with Pro-Fac Cooperative, Inc.                 0        (10,000)            0               0               0         (10,000)
   Payments on capital leases                       0           (883)            0               0               0            (883)
   Distributions to Birds Eye Foods                 0              0        (2,740)              0           2,740               0
   Preferred and common
     Unitholders investment, net                  452            476             0               0            (476)            452
   Dividends paid                                   0              0       (27,397)         (3,877)         31,274               0
                                             ---------   ------------   -----------     -----------     ----------      -----------
Net cash provided by/(used in)
   financing activities                           452        (13,107)      (30,137)         (3,877)         33,538         (13,131)
                                             ---------   ------------   -----------     -----------     ----------      -----------
Net change in cash and cash equivalents             0         38,171          (277)              0               0          37,894
Cash and cash equivalents at
   beginning of period                              0         35,549           453               0               0          36,002
                                             ---------   ------------   -----------     -----------     ----------      -----------
Cash and cash equivalents
   at end of period                          $      0    $    73,720    $      176      $        0      $        0      $   73,896
                                             =========   ============   ==========      ==========      ==========      ==========


                                                                    Statement of Operations
                                                                Fiscal Year Ended June 25, 2005
                                   -------------------------------------------------------------------------------------------
                                    Birds Eye      Birds Eye      Subsidiary   Non-Guarantor      Eliminating
(Dollars in Thousands)             Holdings LLC    Foods, Inc.    Guarantors    Subsidiaries        Entries         Consolidated
                                   ------------    -----------     ----------  -------------      ------------      ------------
Net sales                           $         0   $   837,906      $   20,763      $       0        $       0        $    858,669
Cost of sales                                 0      (661,854)        (15,852)             0                0            (677,706)
                                    -----------   -----------      ----------     ----------        ---------        ------------
Gross profit                                          176,052           4,911              0                0             180,963
Selling, administrative,
   and general expense                        0      (117,322)         (3,243)             0                0            (120,565)
Asset impairment charge                       0          (994)              0              0                0                (994)
Restructuring                                 0        (1,940)              0              0                0              (1,940)
Other (expense)/income                        0       (25,700)         28,988              0                0               3,288
Income from subsidiaries                 18,605        28,076           2,582              0          (49,263)                  0
                                    -----------   -----------      ----------     ----------        ---------        ------------
Operating income                         18,605        58,172          33,238              0          (49,263)             60,752
Interest income/(expense)                    40       (39,298)          5,026          5,816                0             (28,416)
                                    -----------   -----------      ----------     ----------        ---------        ------------
Pretax income from
   continuing operations                 18,645        18,874          38,264          5,816          (49,263)             32,336
Tax benefit/(provision)                       0         1,283         (13,422)             0                0             (12,139)
                                    -----------   -----------      ----------     ----------        ---------        ------------
Income from continuing
   operations                            18,645        20,157          24,842          5,816          (49,263)             20,197
Discontinued operations (net of
   a tax benefit of $956)                     0        (1,552)            200              0             (200)             (1,552)
                                    -----------   -----------      ----------     ----------        ---------        ------------
Net income                          $    18,645   $    18,605      $   25,042      $   5,816        $ (49,463)       $     18,645
                                    ===========   ===========      =========      ==========        =========        ============

Accretion of Preferred LLC
   Unit issuance costs                     (463)            0               0                 0             0                (463)
Dividends on Preferred LLC Units        (28,862)            0               0                 0             0             (28,862)
                                    -----------   -----------      ----------     ----------        ---------        ------------
Net (loss)/income available to
   Common LLC Unitholders           $   (10,680)  $    18,605      $   25,042      $   5,816        $ (49,463)       $    (10,680)
                                    ===========   ===========      ==========     ==========        =========        ============



                                                            Statement of Financial Position
                                                                   June 25, 2005
                                   -----------------------------------------------------------------------------------------
                                         Birds Eye     Birds Eye        Subsidiary   Non-Guarantor   Eliminating
(Dollars in Thousands)                 Holdings LLC   Foods, Inc.       Guarantors    Subsidiaries     Entries        Consolidated
                                       ------------   -----------       ----------   -------------   ------------    - -----------
Assets
   Cash and cash equivalents             $       0   $    35,549      $      453     $        0        $         0    $     36,002
   Accounts receivable, net                      0        60,045           4,174              0                  0          64,219
   Inventories -
     Finished goods                              0       174,696             736              0                  0         175,432
     Raw materials and supplies                  0        20,304             551              0                  0          20,855
                                        ----------   -----------      ----------     ----------        -----------    ------------
       Total inventories                         0       195,000           1,287              0                  0         196,287
   Other current assets                          0        30,017           6,131            967             (3,886)         33,229
                                        ----------   -----------      ----------     ----------        -----------    ------------
       Total current assets                      0       320,611          12,045            967             (3,886)        329,737

   Property, plant and equipment, net            0       169,809          21,828              0                  0         191,637
   Investment in subsidiaries              259,386       349,201          14,720              0           (623,307)              0
   Goodwill and other intangible
     assets, net                                 0        79,214         188,383              0                  0         267,597
   Other assets                                 98        15,251          98,439         32,188           (130,325)         15,651
                                        ----------   -----------      ----------     ----------        -----------    ------------
       Total assets                      $ 259,484   $   934,086      $  335,415     $   33,155        $  (757,518)   $    804,622
                                        ==========   ===========      ==========     ==========        ===========    ============

Liabilities and Members' Capital
   Current portion of long-term debt     $       0   $     2,700      $        0     $        0        $         0    $      2,700
   Current portion of Termination
     and Transitional Service
     Agreements with Pro-Fac
     Cooperative, Inc.                           0         9,455               0              0                  0           9,455
   Accounts payable                              0        77,571           1,026              0                  0          78,597
   Accrued interest                              0         3,111               0              0               (967)          2,144
   Intercompany loans                            0         2,904          (2,904)             0                  0               0
   Other current liabilities                     5        59,296           6,527              0             (2,919)         62,909
                                        ----------   -----------      ----------     ----------        -----------    ------------
       Total current liabilities                 5       155,037           4,649              0             (3,886)        155,805
   Long-term debt                                0       330,736               0              0            (32,188)        298,548
   Long-term portion of Termination
     Agreement with
     Pro-Fac Cooperative, Inc.                   0         8,836               0              0                  0           8,836
   Other non-current liabilities                 0       180,091               0              0            (98,137)         81,954
                                        ----------   -----------      ----------     ----------        -----------    ------------

       Total liabilities                         5       674,700           4,649              0           (134,211)        545,143

   Mandatory redeemable Preferred
     LLC Units                             208,093             0               0              0                  0         208,093
                                        ----------   -----------      ----------     ----------        -----------    ------------

   Members' capital                         51,386       259,386         330,766         33,155           (623,307)         51,386
                                        ----------   -----------      ----------     ----------        -----------    ------------

       Total liabilities and
       members' capital                  $ 259,484   $   934,086      $  335,415     $   33,155        $  (757,518)   $    804,622
                                        ==========   ===========      ==========     ==========        ===========    ============


                                                                           Statement of Cash Flows
                                                                      Fiscal Year Ended June 25, 2005
                                        ------------------------------------------------------------------------------------------
                                         Birds Eye        Birds Eye      Subsidiary    Non-Guarantor      Eliminating
(Dollars in Thousands)                  Holdings LLC    Foods, Inc.      Guarantors      Subsidiaries       Entries   Consolidated
                                        ------------ --------------      ----------    ----------------   ----------- ------------
Cash Flows from Operating Activities:
   Net income                             $    18,645    $    18,605    $   25,042        $    5,816      $  (49,463)   $   18,645
   Adjustments to reconcile net income
     to cash provided by operating
      activities -
     Asset impairment charge within
       discontinued operations                      0          1,199         1,309                 0               0         2,508
     Asset impairment charge                        0            994             0                 0               0           994
     Other income                                   0         (3,288)            0                 0               0        (3,288)
     Amortization of certain intangible
       assets                                       0          2,348           750                 0               0         3,098
     Depreciation                                   0         19,917         2,148                 0               0        22,065
     Amortization of debt issue costs,
       amendment costs,
       and debt premiums                            0          8,923             0            (1,938)              0         6,985
     Gain on derivative instruments                 0              2             0                 0               0             2
     Gain on sale of property, plant,
       and equipment                                0           (347)           (1)                0               0          (348)
     Transitional Service Agreement
       with Pro-Fac Cooperative, Inc.               0            (70)            0                 0               0           (70)
     Equity in undistributed
       earnings of subsidiaries               (18,605)        (3,208)         (860)                0          22,673             0
     Provision for deferred taxes                   0         11,204             0                 0               0        11,204
     Provision for losses on
       accounts receivable                          0             85           180                 0               0           265
     Change in working capital                    (34)         6,253        (5,114)                0               0         1,105
                                        -------------    -----------    ----------        ----------      ----------    ----------
Net cash provided by operating
   activities                                       6         62,617        23,454             3,878         (26,790)       63,165
                                        -------------    -----------    ----------        ----------      ----------    ----------

Cash Flows from Investing Activities:
   Purchase of property, plant,
     and equipment                                  0        (16,242)         (282)                0               0       (16,524)
   Proceeds from disposals                          0          2,148             7                 0               0         2,155
   Proceeds from note receivable to
     Pro-Fac Cooperative Inc.                       0          1,000             0                 0               0         1,000
   Investment in Birds Eye Foods, Inc.            (61)             0             0                 0              61             0
   Acquisition of C&W                               0        (74,290)            0                 0               0       (74,290)
   Acquisition of Edwards Distributing              0           (410)            0                 0               0          (410)
   Proceeds from investment in CoBank               0          1,477             0                 0               0         1,477
                                        -------------    -----------    ----------        ----------      ----------     ---------
Net cash (used in)/provided by
   investing activities                           (61)       (86,317)         (275)                0              61       (86,592)
                                        -------------    -----------    ----------        ----------      ----------    ----------

Cash Flows from Financing Activities:
   Payments on long-term debt                       0         (2,700)            0                 0               0        (2,700)
   Payments on Termination Agreement
     with Pro-Fac Cooperative, Inc.                 0        (10,000)            0                 0               0       (10,000)
   Payments on capital leases                       0           (813)            0                 0               0          (813)
   Preferred and common
     Unitholders investment, net                   55             61             0                 0             (61)           55
   Dividends paid                                   0              0       (22,912)           (3,878)         26,790             0
                                        -------------    -----------    ----------        ----------      ----------    ----------
Net cash provided by/(used in)
   financing activities                            55        (13,452)      (22,912)           (3,878)         26,729       (13,458)
                                        -------------    -----------    ----------        ----------      ----------    ----------

Net change in cash and cash equivalents             0        (37,152)          267                 0               0       (36,885)
Cash and cash equivalents at
   beginning of period                              0         72,701           186                 0               0        72,887
                                        -------------    -----------    ----------        ----------      ----------    ----------
Cash and cash equivalents
   at end of period                     $           0    $    35,549    $      453        $        0      $        0    $   36,002
                                        =============    ============   ==========        ==========      ==========    ==========

NOTE 15.      OTHER MATTERS

Restructuring: In the first quarter of fiscal 2006, the Company and its subsidiaries recognized a charge of $4.5 million for payments to be provided and incurred in conjunction with the departure of the Birds Eye Foods former Chairman, President and Chief Executive Officer.

On June 15, 2005, the Company and its subsidiaries eliminated approximately 45 positions from various locations and departments within the Company. The reductions were part of an ongoing focus on low-cost operations and included both salaried and hourly positions. In conjunction with the reductions, the Company and its subsidiaries recorded a charge against earnings of approximately $1.9 million in the fourth quarter of fiscal 2005, primarily comprising employee termination benefits. The majority of this amount was liquidated in fiscal 2006.

Other Income, net: On February 2, 2006, a fire damaged a storage building used as part of Birds Eye Foods' manufacturing facility in Waseca, Minnesota. The building contained harvesting equipment and seed inventory. All material costs to clean-up the site, replace the building, and replace the damaged equipment and inventory are covered under insurance policies maintained by Birds Eye Foods. During the third quarter of fiscal 2006, the Company and its subsidiaries recorded a receivable of approximately $1.5 million based on replacement values of the property damaged. During the fourth quarter of fiscal 2006, the Company and its subsidiaries received $0.7 million of insurance proceeds. All remaining proceeds were received in the first quarter of fiscal 2007. In accordance with FASB Interpretation No. 30, "Accounting for Involuntary Conversions of Non-Monetary Assets to Monetary Assets-An Interpretation of APB Opinion No. 29", the Company and its subsidiaries recorded a gain of approximately $0.7 million within other income in the Company's Consolidated Statement of Operations, Accumulated Deficit and Comprehensive Income for the year ended June 24, 2006. The gain represents the difference between the total insurance amount, net of a $0.5 million deductible, and the carrying value of the assets destroyed.

During the second quarter of fiscal 2006, Birds Eye Foods committed to a plan to donate certain idle property in Sodus, Michigan. In conjunction with this transaction, the Company and its subsidiaries recorded contribution expense based on the fair value of the property of approximately $0.6 million in continuing operations in the Consolidated Statements of Operations, Accumulated Deficit, and Comprehensive Income. The donation was completed in January 2006.

During the second quarter of fiscal 2005, management renegotiated one of its third-party warehousing leases. This resulted in recognition of a $2.2 million pre-tax benefit due to the elimination of an unfavorable lease commitment that was recorded in purchase accounting in fiscal 2003.

During the third quarter of fiscal 2005, Birds Eye Foods resolved an outstanding business and occupation tax issue with the State of Washington. This resulted in recognition of a $1.1 million pretax benefit due to elimination of a preacquisition contingency that was recorded in purchase accounting in fiscal 2003.

Legal Matters: The Company is a party to various legal proceedings from time to time in the normal course of its business. In the opinion of management, any liability that the Company might incur upon the resolution of these proceedings will not, in the aggregate, have a material adverse effect on the Company's business, financial condition, or results of operations. The Company maintains general liability insurance coverage in amounts deemed to be adequate by management.

NOTE 16. SUBSEQUENT EVENTS

Exit Activities: On July 25, 2006, Birds Eye Foods announced that it will concentrate its resources on its brand businesses and increase its focus on new products and marketing. As a result, Birds Eye Foods will be exiting from the vast majority of its non-brand frozen business over the next 12 to 18 months, and plans to sell five related production facilities. The non-brand frozen business, with its lower margins, utilized resources which now can be freed up to drive brand growth and to compete more aggressively with competitors who are not producing non-brand frozen items.

The impacted facilities include: Brockport, Bergen and Oakfield, NY; Fairwater WI; and Montezuma, GA. In total, these facilities employ approximately 740 full-time workers. Any facility not sold after its related production season in fiscal 2007 will be closed between October 2006 and June 2007. In addition, the decision to exit the non-brand frozen business will affect a number of administrative positions in offices in Rochester, N.Y. and Green Bay, Wisconsin. The Company's research and development facility will remain in Green Bay.

Another impact of this decision will be the closure of the Birds Eye Foods facility in Watsonville, CA at the end of the 2006 calendar year-. This facility employs approximately 550 workers. The closure of the Watsonville facility will result in the Company and its subsidiaries incurring approximately $3.5 million for employee termination benefits during fiscal 2007. In addition, the Company and its subsidiaries will incur a pension withdrawal liability of approximately $1.0 million to $1.5 million for the Company's unfunded benefit obligation related to the Western Conference of Teamsters Pension Trust multiemployer plan. Further, the Company and its subsidiaries anticipate it will incur a non-cash charge in the first quarter of fiscal 2007 of approximately $5.0 million to $6.0 million related to the tangible personal property at the Watsonville facility.

In connection with these actions, the Company and its subsidiaries expect to take additional cash and non-cash accounting charges. The Company and its subsidiaries anticipate incurring employee termination benefits, environmental remediation costs associated with facility closures and sales, accelerated depreciation, inventory markdowns, contract and lease termination costs, and other exit costs. In addition, the Company and its subsidiaries may incur asset impairment charges related to the impacted non-branded frozen facilities. Currently, the Company and its affiliates are unable to make a determination of an estimate or a range of estimates of these charges, individually or in the aggregate.

Unit Issuance/ Redemption/Authorized: On July 17, 2006, the Company authorized the issuance of 553 Class D units.

Supplemental Schedules



     ITEM                                                                                     Page
     ----                                                                                     ----
   Schedule II- Valuation and Qualifying Accounts.............................................   41

Birds Eye Holdings LLC                                              Schedule II
Valuation and Qualifying Accounts
For the Fiscal Years Ended June 24, 2006 and June 25, 2005



                                                                     Fiscal Year Ended                   Fiscal Year Ended
                                                                       June 24, 2006                       June 25, 2005
                                                                       --------------                      -------------
         Allowance for doubtful accounts
           Balance at beginning of period                             $   1,123,000                        $    993,000
           Additions charged to expense                                     435,000                             265,000
           Deductions                                                      (410,000)                           (345,000)
           Increase due to acquisition of C&W**                                   0                             210,000
                                                                      -------------                        ------------
           Balance at end of period                                   $   1,148,000                        $  1,123,000
                                                                      =============                        ============

         Tax valuation allowance*
           Balance at beginning of period                             $  19,209,000                        $ 18,873,000
           Net change                                                       245,000                             336,000
                                                                      -------------                        ------------
           Balance at end of period                                   $  19,454,000                        $ 19,209,000
                                                                      =============                        ============

* See further discussion regarding tax matters at NOTE 10 to the "Notes to Consolidated Financial Statements."

** See NOTE 3 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding the acquisition of C&W.

Schedules other than those listed above are omitted because they are either not applicable or not required, or the required information is shown in the financial statements or the notes thereto.